UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___)
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IDEXX Laboratories, Inc.

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One IDEXX Drive
Westbrook, Maine 04092
March 24, 2010
Dear Stockholder:
We invite you to attend our annual meeting of stockholders on Wednesday, May 5, 2010, beginning at 10:00 a.m., local time, at the Portland Marriott Hotel in South Portland, Maine. At the annual meeting, we will conduct the business described in the attached notice and proxy statement. In addition, we will report on our business and introduce you to our directors and executive officers.
Pursuant to rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. Accordingly, we will mail, on or about March 25, 2010, a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to our stockholders of record and beneficial owners as of the close of business on March 8, 2010. All stockholders and beneficial owners will have the ability to access all of the proxy materials on a Web site referred to in the Notice of Internet Availability or request to receive a printed set of proxy materials. These proxy materials will be available free of charge.
Whether you own few or many shares of stock, it is important that your shares be represented and voted at the annual meeting. Stockholders can vote their shares by telephone or via the Internet. Instructions for using these convenient services are provided in the proxy statement. You also can vote your shares by requesting a paper proxy card to complete, sign and return by mail. If you decide to attend the annual meeting, you will be able to vote in person, even if you previously have voted by another means.
If you are unable to attend the annual meeting, you can listen to a live Webcast of the meeting on the Internet. You can access the Webcast from the home page of our Web site, idexx.com. However, since you cannot vote your shares via the Webcast, it is important that you timely vote your shares in advance, using one of the procedures mentioned above and as more fully described in the proxy statement.
We look forward to your participation in the annual meeting.
Sincerely,

Jonathan W. Ayers
President, Chief Executive Officer and
Chairman of the Board of Directors

One IDEXX Drive
Westbrook, Maine 04092

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of IDEXX Laboratories, Inc., will be held on Wednesday, May 5, 2010, at 10:00 a.m., local time, at the Portland Marriott Hotel, 200 Sable Oaks Drive, South Portland, Maine, for the following purposes:
1.	Election of Directors. To elect the three Class III directors listed in the attached proxy statement for three-year terms (Proposal One);
2.	Ratification of Appointment of Independent Registered Public Accounting Firm. To ratify the selection by the audit committee of the board of directors of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year (Proposal Two); and
3.	Other Business. To conduct such other business as may properly come before the annual meeting or any adjournments or postponements thereof, including approving any such adjournment or postponement, if necessary. Please note that at this time we are not aware of any such business, and the time has passed for presenting any stockholder proposals pursuant to the company’s amended and restated bylaws or pursuant to Rule 14a-8 of the Securities and Exchange Commission rules.
Pursuant to the company’s amended and restated bylaws, the board of directors has fixed the close of business on March 8, 2010 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting.
If you would like to attend the annual meeting, you must bring a form of personal identification. If your shares are held by a broker, bank or other nominee, you also must bring to the annual meeting a letter from the nominee confirming your beneficial ownership of such shares and a proxy permitting you to vote the shares.
By order of the board of directors,

Conan R. Deady, Secretary
Westbrook, Maine
March 24, 2010
It is important that your shares be represented and voted at the annual meeting. You can submit a proxy by telephone or Internet. Alternatively, you may request a paper proxy card, which you may complete, sign and return by mail.

PROXY STATEMENT FOR 2010 ANNUAL MEETING OF STOCKHOLDERS
May 5, 2010
This proxy statement and the accompanying materials are being provided to you in connection with the solicitation by the board of directors of IDEXX Laboratories, Inc. of proxies to be voted at our 2010 annual meeting of stockholders and at any adjournment or postponement thereof. References in this proxy statement to “we”, “us”, the “company” or “IDEXX” refer to IDEXX Laboratories, Inc. and its consolidated subsidiaries.
We are a Delaware corporation and were incorporated in 1983. Our principal executive offices are located at One IDEXX Drive, Westbrook, Maine 04092. References to our Web site in this notice and proxy statement are inactive textual references only and the contents of our Web site should not be deemed incorporated by reference into this notice or proxy statement for any purpose.
In accordance with the rules and regulations of the Securities and Exchange Commission, or SEC, instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing proxy materials to our stockholders via the Internet. If you received a “Notice of Internet Availability” by mail, you will not receive a printed copy of the proxy materials unless you specifically request a printed copy. Instead, the Notice of Internet Availability will instruct you how to access and review all of the important information contained in the proxy materials. The Notice of Internet Availability also instructs you how to submit your proxy on the Internet. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability.
The Notice of Internet Availability is first being sent to stockholders on or about March 25, 2010. Also on March 25, 2010, the proxy statement and the form of proxy relating to the 2010 annual meeting, as well as our annual report for the year ended December 31, 2009, or 2009 annual report, are first being made available to stockholders.
GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
How Proxies Work
IDEXX’s board of directors is asking for your proxy. Giving us your proxy means that you authorize us to vote your shares at the annual meeting in the manner that you direct, or if you do not direct us, in the manner as recommended by the board of directors in this proxy statement. You can vote for the director nominees or withhold your vote for one or all nominees. You also can vote for or against the other proposals or abstain from voting. If you request a proxy card, and return your signed proxy card, but do not give voting instructions, the shares represented by that proxy will be voted “FOR” each proposal as recommended by the board of directors.
Who Can Vote
Holders of IDEXX common stock at the close of business on March 8, 2010 are entitled to receive notice of and to vote their shares at the annual meeting. As of March 8, 2010, there were 57,549,476 shares of common stock outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the annual meeting.
Most IDEXX stockholders hold their shares through a stockbroker, bank, trustee, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially:
•	Stockholder of Record: If your shares are registered directly in your name with IDEXX’s transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record of those shares and these proxy materials are being made available directly to you by IDEXX. As the stockholder of record, you have the right to grant your voting proxy directly to IDEXX or to vote in person at the meeting.

•	Beneficial Owner: If your shares are held in a stock brokerage account, by a bank, broker, trustee, or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being made available to you through your bank, broker, trustee, or nominee, who is considered the stockholder of record of those shares. As the beneficial owner, you have the right to direct your bank, broker, trustee, or nominee on how to vote and are also invited to attend the meeting. Your bank, broker, trustee, or nominee is obligated to provide you with voting instructions for use in instructing the bank, broker, trustee or nominee how to vote these shares. However, since you are not the stockholder of record, you may not vote these shares in person at the meeting unless you have a proxy from the bank, broker, trustee or nominee that holds the shares giving you the right as beneficial owner to vote your shares at the meeting.
How to Vote
You can vote in person at the annual meeting or by proxy. We recommend that you submit a proxy even if you plan to attend the annual meeting. You can revoke your proxy and change your vote at the annual meeting in one of the ways described below. All shares represented by proxies that have been properly voted and not revoked will be voted at the annual meeting.
We are offering stockholders four methods of voting:
•	You may vote by the Internet.
•	You may vote by telephone.
•	You may request a paper proxy card from us, and indicate your vote by completing, signing and dating the card where indicated and by mailing or otherwise returning the card in the accompanying prepaid envelope.
•	You may vote in person at the annual meeting. If you attend the annual meeting, you will be able to vote your shares, even if you already voted by Internet, telephone or mail. However, if you are the beneficial owner of shares held in street name, you must obtain a proxy, executed in your favor, from the bank, broker, trustee or other nominee to be able to vote at the annual meeting.
Revoking a Proxy
You can revoke your proxy, whether it was given by Internet, telephone or mail, before it is voted by:
•	Providing written notice to the corporate secretary of IDEXX before or at the annual meeting prior to the voting on any proposal;
•	Submitting a new proxy with a later date, including a proxy given via the Internet or by telephone; or
•	Voting by ballot at the annual meeting.
The last vote you submit chronologically (by any means) will supersede your prior vote(s). Your attendance at the annual meeting will not, by itself, revoke your proxy.

Quorum
In order to transact business at the annual meeting, we must have a quorum. This means that at least a majority of the outstanding shares eligible to vote must be represented at the annual meeting, either by proxy or in person. Abstentions and broker nonvotes are counted as present and entitled to vote for purposes of determining a quorum. Broker nonvotes occur when a broker returns a proxy, but indicates that it does not have authority to vote on a particular proposal. Treasury shares, which are shares owned by IDEXX itself, are not voted and do not count towards establishing a quorum.
Votes Needed
The director nominees who receive the most votes at the meeting will be elected to fill the seats on the board. Approval of the other proposals requires the favorable vote of a majority of the votes cast. Only votes for or against a proposal count as votes cast. Abstentions and broker nonvotes (which are described below) are not counted as votes cast and, therefore, will have no effect on the outcome of the matters to be voted on at the annual meeting. Votes will be tabulated by an independent inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker nonvotes. The preliminary voting results will be announced at the meeting. The final voting results will be tallied by the inspector of elections and reported in a Current Report on Form 8-K, which will be filed with the SEC within four business days after the meeting.
If you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. For example, the ratification of the appointment of our independent registered public accounting firm is considered to be a discretionary item on which banks and brokerage firms may vote. The election of directors is considered to be a non-discretionary item on which banks and brokerage firms may not vote. In the case of non-discretionary items, the shares will be treated as “broker nonvotes.” “Broker nonvotes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have discretionary authority to vote on a particular matter.
Conduct of the Annual Meeting
Rules for the conduct of the annual meeting will be available at the annual meeting. Under our amended and restated bylaws, the chairman may adopt rules and procedures that he believes are appropriate to ensure that the annual meeting is conducted properly.
Webcast of Annual Meeting
Our annual meeting will be Webcast live on the Internet at 10:00 a.m., local time, on May 5, 2010. The Webcast will include consideration of the proposals and our chief executive officer’s presentation regarding our business, and will provide audio and the accompanying graphic presentation, but will not include the question-and-answer session that follows the presentation. People accessing the Webcast will not be able to ask questions or otherwise participate during the meeting. You can access the Webcast from the home page of our Web site, idexx.com. Since you cannot vote your shares via the Webcast, it is important that you vote your shares in advance of the annual meeting, using one of the procedures described above.
Voting on Other Matters
If other matters are properly presented at the annual meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for you. At the date of this proxy statement, we do not know of any other matters to be raised at the annual meeting and the date by which other matters must have been submitted by our stockholders pursuant to Rule 14a-8 of the SEC rules or our amended and restated bylaws has passed.
Solicitation of Proxies
IDEXX will pay the expenses of the board of directors’ solicitation of proxies. Proxies can be solicited on our behalf by directors, officers or employees, without additional remuneration, in person or by telephone, by mail, electronic transmission and facsimile transmission. We have hired MacKenzie Partners, Inc., to distribute and solicit proxies. We will pay MacKenzie Partners, Inc. a fee of approximately $5,000, plus reasonable out-of-pocket expenses, for its services.

Brokers, banks, trustees and other nominees will be requested to make available proxy-soliciting material to the owners of common stock held in their names and, as required by law, IDEXX will reimburse them for their reasonable out-of-pocket expenses for this service.
Householding of Annual Meeting Materials
Some beneficial holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our Notice of Internet Availability may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of the Notice of Internet Availability, proxy statement or annual report if you call or write us at the following address or telephone number: Investor Relations, IDEXX Laboratories, Inc., One IDEXX Drive, Westbrook, Maine, 04092, Telephone: 207-556-8155. If you want to receive separate copies of the Notice of Internet Availability, proxy statement and annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.
CORPORATE GOVERNANCE
Board of Directors
Our board of directors, which we refer to as the board of directors or the board, consists of eight members. The board meets throughout the year on a set schedule, and also holds special meetings and acts by written consent from time to time as appropriate. The board has delegated various responsibilities and authority to different board committees as described below under the heading “Committees of the Board.”
The board of directors is responsible for monitoring the overall performance of IDEXX. Among other things, the board of directors, directly and through its committees, establishes corporate policies, oversees compliance and ethics, reviews the performance of the chief executive officer, reviews and approves the annual budget, oversees the management of risk, reviews and approves certain transactions, and reviews the company’s long-term strategic plans. You can access a description of the board’s involvement in IDEXX’s strategic planning process on the Internet at www.idexx.com/view/xhtml/en_us/corporate/governance/strategic-planning.jsf, or by contacting our corporate secretary at the company’s headquarters address.
In accordance with general corporate legal principles applicable to corporations organized under the laws of Delaware, the board of directors does not control the day-to-day management of IDEXX. Members of the board of directors keep informed about IDEXX’s business by participating in board and committee meetings, by reviewing analyses and reports regularly sent to them by management, and through discussions with the chief executive officer and other officers.
Directors are responsible for attending board meetings and meetings of committees on which they serve, and for devoting the time needed and meeting as frequently as necessary to discharge their responsibilities properly. The board of directors held five meetings and board committees held 19 meetings in 2009. Each of our directors attended 75 percent or more of the meetings of the board and board committees on which he or she served in 2009. It is our policy to schedule board and committee meetings to coincide with the annual meeting of stockholders, and directors are expected to attend the annual meeting. Last year, all of the individuals then serving as directors attended our annual meeting.
Director Independence
Under our corporate governance guidelines, a substantial majority of our directors must be “independent” as defined by the rules of the NASDAQ Global Market. Under the charters of each of the committees of our board, each of the members of those committees is required to be independent as defined by those rules. In addition, under the audit committee charter, each member of the audit committee is required to satisfy the independence criteria set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended, or the 1934 Act. Our nominating and governance committee annually determines the independence of each director. In February 2010, the nominating and governance committee determined that each director who served as a director during any part of 2009, other than Mr. Ayers, was independent under the rules of the NASDAQ Global Market and that each member of the audit committee satisfied the independence criteria of Rule 10A-3(b)(1) under the 1934 Act.

In determining Mr. McKeon’s independence, the board of directors considered Mr. McKeon’s position as an executive officer of Iron Mountain Incorporated, a provider of document storage and escrow services for the company. The board considered such factors including, but not limited to, the fact that the company’s relationship with Iron Mountain predated Mr. McKeon joining Iron Mountain, that Mr. McKeon did not participate in the negotiation of any transactions with Iron Mountain for its services, that such services were provided on arm’s- length terms and conditions and in the ordinary course of business, and that the services provided by Iron Mountain were routine and limited in scope (the company paid Iron Mountain $52,212 in 2007, $86,395 in 2008 and $80,106 in 2009 for document storage and escrow services). The board concluded that these factors would not ultimately affect Mr. McKeon’s independence.
Related Party Transactions
Our board has adopted a written related person transaction policy under which the audit committee is required to review and approve any transaction that the company proposes to enter into that would be required to be disclosed under Item 404(a) of Regulation S-K. The audit committee may approve any such transaction only if it determines that, under all of the circumstances, the transaction is not inconsistent with the best interests of the company.
Item 404(a) of Regulation S-K requires the company to disclose in its proxy statement any transaction involving more than $120,000 in which the company is a participant and in which any related person has or will have a direct or indirect material interest. A related person is any executive officer, director, nominee for director, or holder of 5% or more of the company’s common stock, or an immediate family member of any of those persons. Since January 1, 2009, the company has not been a participant in any transaction with a related person.
Committees of the Board
The board of directors has established audit, compensation, nominating and governance, and finance committees, each of which is described briefly below. Each of these committees acts pursuant to a written charter that is approved by the board and reviewed annually by the applicable committee and the nominating and governance committee. Current copies of each committee’s charter can be accessed on the Internet at www.idexx.com/view/xhtml/en_us/corporate/corporate-governance.jsf or by contacting the corporate secretary at the company’s headquarters address.
Audit Committee
The audit committee is a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the 1934 Act, and is responsible for overseeing the accounting, internal control, financial reporting and audit processes of the company, including the selection and retention of IDEXX’s independent auditors. The audit committee oversees elements of the company’s risk management activities and also reviews all related party transactions (defined as transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K), and all such transactions must be approved by the audit committee. The audit committee meets from time to time with IDEXX’s financial personnel, other members of management, internal audit staff and independent auditors regarding these matters. The audit committee met nine times in 2009. The committee has adopted procedures for the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of any concerns regarding questionable accounting or auditing matters. The audit committee may retain independent counsel, accountants, or others to assist it in the conduct of any investigation, and the company will provide appropriate funding for payment of such services, as determined by the audit committee. The current audit committee members are Mr. McKeon (chairman) and Drs. Henderson and Johnson, each of whom has been determined by our board of directors to satisfy the heightened criteria for independence and other requirements applicable to members of audit committees under the rules of the NASDAQ Global Market and the independence rules contemplated by Rule 10A-3 under the 1934 Act. The nominating and governance committee of the board has determined that each member of the audit committee has the financial or accounting experience or background required by the rules of NASDAQ, and that Mr. McKeon is an “audit committee financial expert” as defined by the SEC. The responsibilities and activities of the audit committee are described in greater detail under the heading “Report of the Audit Committee of the Board of Directors” on page 39.

Compensation Committee
Committee Responsibilities and Members. The compensation committee oversees the management compensation philosophy and practices of IDEXX, evaluates the performance of the chief executive officer, determines the compensation of the chief executive officer and approves the compensation of the other executive officers, reviews succession plans for executive officers and management’s overall leadership development plan, oversees the company’s equity compensation and benefit plans, reviews compliance by executive officers and directors with the company’s stock ownership and retention guidelines, reviews compensation of directors, analyzes the risks associated with the company’s compensation practices and reviews the Compensation Discussion and Analysis required to be included in the annual proxy statement. The compensation committee charter does not provide for any delegation of these compensation committee duties except to a sub-committee or individual members of the committee as it may determine. The committee has delegated to the chairman of the compensation committee the authority to grant equity awards to new officers of the company between scheduled meetings of the committee following consultation with the chief executive officer.
The compensation committee annually reviews director compensation and makes a recommendation to the board. The chief executive officer generally will make recommendations to the committee regarding director compensation, however, all decisions regarding director compensation are made solely by the committee and the board. The general counsel and vice president of human resources assist the committee in its review of director compensation by providing information and preparing meeting materials. No other executive officers of the company are involved in the board’s review and determination of director compensation.
During our 2009 fiscal year, the compensation committee was comprised of Messrs. Murray (chairman), Craig and End. Dr. Errol B. De Souza was also a member of the committee until his retirement from the board in July 2009.
Committee Procedures. Compensation committee meetings are scheduled and agendas determined through consultation among the chief executive officer, the general counsel, the vice president of human resources, and the committee chair. In February of each year, the committee meets to award the chief executive officer’s bonus, and to review and approve the chief executive officer’s recommended bonuses for other executive officers, for the year just concluded. At this meeting, the committee also determines the annual equity award and current year base salary for the chief executive officer and reviews and approves the chief executive officer’s recommendations for equity awards and current year base salaries for the other executive officers, making such changes to the chief executive officer’s recommendations as it deems appropriate. The committee meets at other times during the year as needed to review executive compensation and otherwise to perform the duties described in its charter. During 2009, the committee met five times. The committee also met in February 2010 to determine 2009 bonus awards, 2010 equity awards and 2010 base salary for executive officers, and to review recommended bonus targets for executive officers in 2010.
Use of Compensation Consultants. The compensation committee has authority to engage advisers to support its work at the company’s expense. The committee has engaged Frederic W. Cook & Co., Inc., or FW Cook, to serve as consultant to the committee, with the following duties:
•	providing the committee with analysis pertaining to executive and director compensation program design, including explanation of trends, best practices, and regulatory changes;
•	recommending a relevant group of peer companies against which to assess competitiveness and appropriateness of IDEXX’s executive and director compensation;
•	analyzing peer companies’ annual executive and director compensation to assist the committee in determining the appropriateness of IDEXX’s executive and director compensation;
•	reviewing any proposed changes to executive and director compensation program design;
•	analyzing the company’s compensation practices to assist the committee in determining whether risks arising from such practices are reasonably likely to have a material adverse effect on the company; and
•	providing specific analysis periodically as requested by the committee.
During 2009, the committee engaged FW Cook to analyze and modify the relevant group of peer companies used to assess competitiveness and appropriateness of IDEXX’s executive compensation; to review competitiveness and appropriateness of the total compensation of the company’s executive officers; to review the appropriateness of IDEXX’s director compensation; to advise on administration of the 2008 Incentive Compensation Plan and the requirements of Section 162(m) of the Internal Revenue Code, or the Code; to advise on adoption of the 2009 Stock Incentive Plan, or 2009 Plan, which was approved by the stockholders at the 2009 annual meeting of stockholders; to review development of compensation disclosure materials; to analyze the company’s compensation practices to assist the committee in determining whether risks arising from such practices are reasonably likely to have a material adverse effect on the company; and to update the committee on general trends in executive and director compensation with respect to total compensation, forms of compensation and stock compensation.

FW Cook is engaged by the compensation committee and provides consulting support to the compensation committee. FW Cook provides no services to the company other than those provided to the committee. The chair of the compensation committee reviews and approves all invoices pertaining to services provided by FW Cook. Members of management work with FW Cook to the extent necessary to provide FW Cook with information necessary for its consulting work and to prepare materials for committee and board review. Management engages a second compensation consulting firm, Towers Perrin, to develop overall compensation programs for the company. The vice president of human resources, with the approval of the chief executive officer, has the authority to select and retain the management consultant.
Analysis of Risk Associated with Compensation Practices. In January 2010 the committee engaged FW Cook to conduct an analysis of the company’s compensation practices to assist the committee in determining whether those practices created risks that were reasonably likely to have a material adverse effect on the company. As part of its analysis FW Cook reviewed the company’s enterprise risk assessment to identify the level of risk associated with each of the company’s business units and then reviewed all of the company’s compensation plans in each business unit to determine the alignment of those plans with sound compensation design principles. In its review of the company’s compensation plans FW Cook considered, among other things:
•	the balance between fixed and variable pay;
•	the mix of financial and non-financial measures of performance;
•	the ability to apply discretion to incentive awards to mitigate the incentive for excessive risk taking;
•	the mix of short- and long-term incentives that encourage consistent performance over a sustained period;
•	the mix of equity award types, including stock options and restricted stock units; and
•	the existence of stock ownership requirements that align employee and stockholder interests.
Based on this review FW Cook concluded that no individual business units pose a significant risk to the overall enterprise and that the company’s incentive plans are well-aligned with good compensation design principles. The committee then determined that the company’s compensation practices were not reasonably likely to have a material adverse effect on the company.
Role of Company Executives. As provided by the compensation committee charter, IDEXX’s chief executive officer is responsible for recommending to the compensation committee annual compensation for the rest of the executive officers, all of whom report to him. The compensation committee approves compensation for these executive officers and may make such changes to the compensation recommended by the chief executive officer as it deems appropriate. The compensation committee charter also provides that the committee determines the chief executive officer’s annual compensation and meets without the presence of any executive officers of the company when approving or deliberating on chief executive officer compensation.
In addition to the chief executive officer, the company’s vice president of human resources and general counsel also work with the committee chair to set committee agendas, prepare materials for committee meetings, and generally attend meetings and prepare meeting minutes. However, members of management, including the chief executive officer, are not present in committee meetings when matters related to their individual compensation are under discussion. No other executive officer is involved in supporting compensation committee activities or executive compensation recommendations.
Compensation Committee Interlocks and Insider Participation. None of the members of the compensation committee has ever been an officer or employee of the company or any of its subsidiaries, nor have they had any relationship requiring disclosure under Item 404 of Regulation S-K. During 2009, none of our executive officers served as a director or member of the compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as one of our directors or as a member of our compensation committee, or other committee serving an equivalent function.

Nominating and Governance Committee
The nominating and governance committee advises and makes recommendations to the board of directors with respect to corporate governance practices, including board organization, function, membership and performance. The nominating and governance committee may retain, at the company’s expense, independent counsel or other advisors as it deems necessary. The current nominating and governance committee members are Messrs. End (chairman) and Murray, and Dr. Henderson, each of whom is an independent director as defined by the rules of the NASDAQ Global Market. The nominating and governance committee met four times in 2009.
In performing its nominating function, the committee identifies, evaluates, recruits and nominates candidates to fill vacancies on the board, using criteria set forth in the company’s corporate governance guidelines as discussed below. The process followed by the nominating and governance committee to identify and evaluate candidates includes receiving recommendations from our directors, management and stockholders, holding meetings to evaluate biographical information and background material relating to potential candidates, and interviewing selected candidates.
In addition to receiving recommendations from our directors, management and stockholders, the nominating and governance committee, in some instances, will engage an executive search firm to assist in recruiting director candidates. In such cases, the search firm assists the nominating and governance committee in identifying potential candidates that fit the board’s search criteria; obtaining candidate resumes and other biographic information; conducting initial interviews to assess candidates’ qualifications, fit and interest in serving on the board; scheduling interviews with the nominating and governance committee, other members of the board, and management; performing reference checks; and assisting in finalizing arrangements with candidates who receive an offer to join the board.
Stockholders who want to recommend a nominee for director should submit the name of such nominee to the corporate secretary of IDEXX at the company’s headquarters address, together with biographical information and background material sufficient for the committee to evaluate the nominee based on its selection criteria, and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of the company’s common stock for at least a year as of the date such recommendation is made. Assuming that appropriate biographical and background material has been provided on a timely basis, the nominating and governance committee will apply the same criteria, and follow substantially the same process, in considering stockholder nominations that comply with these procedures as it does in considering other nominations. Stockholders also have the right under the company’s amended and restated bylaws to nominate director candidates directly, without any action or recommendation on the part of the nominating and governance committee or the board, by following the procedures set forth under “Requirements, Including Deadlines, for Submission of Proxy Proposals, Nomination of Directors and Other Business of Stockholders” on page 40 of this proxy statement. If the board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included on the company’s proxy card for the next annual meeting. Candidates nominated by stockholders in accordance with the procedures set forth in the amended and restated bylaws will not be included on the company’s proxy card for the next annual meeting, but may be included on proxies the nominating stockholders may seek independently.
The nominating and governance committee annually reviews the performance of the board, its committees and each of the directors. The nominating and governance committee is also responsible for annually reviewing with the board the requisite skills and criteria for all board members, as well as the composition of the board as a whole, and annually assessing, for each director or person nominated to become a director, the specific experience, qualifications, attributes and skills that lead the committee to conclude that such director or nominee should serve as a director, in light of the company’s business and structure. In performing these reviews, the nominating and governance committee gives appropriate consideration to each director’s:
•	reputation for integrity, honesty and adherence to high ethical standards;
•	demonstrated business acumen, experience and ability to exercise sound judgment in matters that relate to the current and long-term objectives of the company;
•	willingness to contribute positively to the decision-making process of the company;

•	skills in one or more areas that are relevant to the company and its operations, including, without limitation, familiarity with science and technology, finance and accounting, marketing and product development, strategy, government regulation and affairs and/or corporate governance;
•	commitment to understand the company and its industry and to regularly attend and participate in board and committee meetings;
•	interest and ability to understand the sometimes conflicting interests of the company’s various constituencies, which include stockholders, employees, customers, government entities, creditors and the general public, and to act in the interests of all stockholders; and
•	absence of any conflict of interest, or appearance of a conflict of interest, that would impair the director’s ability to represent the interests of all the company’s stockholders and to fulfill the responsibilities of a director.
When considering nominees to the board and evaluating the composition of the board as a whole, the nominating and governance committee considers the value of diversity, which includes representation of different races, religions, national origins, gender, sexual orientations and disabilities, but also includes a range of different experiences, educations, backgrounds, skills and knowledge.
In February 2010, the nominating and governance committee reviewed the experience, qualifications, attributes and skills of each director and nominee, as described for each director under “Election of Directors” beginning on page 17, and concluded they each had the requisite background to serve as a director in light of the company’s business and structure. Specifically, each director possessed significant experience and expertise in one or more areas deemed by the committee to be important to the conduct of the board’s oversight responsibilities, including strategy, finance and accounting, technology, product development, international operations, sales and marketing, and administration.
Finance Committee
The finance committee advises the board of directors with respect to financial matters, including capital structure and strategies, financing strategies, investment practices, major financial commitments, financial risk management, acquisitions and divestitures, and stock repurchase activities. In addition, the finance committee reviews and approves proposed acquisitions and divestitures having values up to $20 million. The current finance committee members are Messrs. Craig (chairman) and McKeon and Drs. Henderson and Johnson. The finance committee met once during 2009.
Board’s Leadership and Structure
The company’s corporate governance guidelines provide that the board is free to select the chairman of the board and the chief executive officer in any way it deems best for the company’s stockholders at any point in time. The board does not have a predetermined policy as to whether or not the roles of chairman of the board and chief executive officer should be separate. The corporate governance guidelines provide that the nominating and governance committee shall periodically assess the board’s leadership structure, including whether the offices of chairman of the board and chief executive officer should be separate and why the board’s leadership structure is appropriate given the specific characteristics or circumstances of the company. The chairman of the board is currently Mr. Ayers, the company’s chief executive officer. As described below, the company’s corporate governance guidelines provide that when the chairman of the board is not an independent director, the independent directors elect a lead director from among the independent directors. The lead director is currently Mr. End.
The lead director chairs meetings of the independent directors in executive session. Such executive sessions of independent directors occur at each regularly scheduled board meeting to discuss, among other matters, the performance of the chief executive officer. The lead director also: facilitates communications between other members of the board and the chairman of the board and/or chief executive officer (however, any director is free to communicate directly with the chairman of the board and chief executive officer); works with the chairman of the board and the chief executive officer in the preparation of the agenda for each board meeting; and consults with and advises the chairman of the board and/or the chief executive officer on matters relating to corporate governance and board functions.

The chairman of the board has no greater nor lesser vote on matters considered by the board than any other director. All directors, including the chairman, are bound by fiduciary obligations, imposed by law, to serve the best interests of the stockholders. As discussed above under “Director Independence” on pages 4-5, each director other than Mr. Ayers is an independent director under the rules of the NASDAQ Global Market, and every member of every board committee is also independent as defined by those rules. In addition, each member of the audit committee also satisfies the independence criteria of Rule 10A-3(b)(1) under the 1934 Act.
The board, upon the recommendation of the nominating and governance committee, has determined that its leadership structure of a combined full-time chairman of the board and chief executive officer, subject to oversight by the company’s independent directors, and with an independent lead director, is appropriate for the following reasons. The chief executive officer is responsible for the day-to-day management of the company and the development and implementation of the company’s strategy, and has access to the people, information, and resources necessary to facilitate board function. Therefore, the board believes that the chief executive officer is best positioned to develop the agenda for the board supported by regular consultation and input from the lead director, and to lead discussions at board meetings regarding the company’s strategy, operations and results. In addition, it is the board’s opinion that Mr. Ayers’s interests, including through a personal and meaningful ownership of the company’s shares, are aligned with the interests of the stockholders. Finally, as described above, oversight of the company is the responsibility of the board as a whole, which is comprised entirely of independent directors, other than Mr. Ayers, and has an independent lead director as described above.
Board’s Role in Risk Oversight
The company’s management is responsible for risk management on a day-to-day basis. The board overseas the risk management activities of management directly and through its committees by discussing with management the policies and practices utilized by management in assessing and managing risks and providing input on those policies and practices. In general, the board oversees risk management activities relating to business strategy, acquisitions, capital allocation, legal and regulatory risk, and operational risks; the audit committee oversees risk management activities related to certain financial risks; the compensation committee oversees risk management activities relating to the company’s compensation policies and practices and organizational risk; and the nominating and governance committee oversees risk management activities relating to board composition and function. Each committee reports to the full board on a regular basis, including reports with respect to the committee’s risk oversight activities as appropriate.
The company conducts an annual enterprise risk assessment as part of its annual strategic planning process. The risk assessment process involves an identification and assessment by senior line of business and functional leaders of the particular risks relevant to their lines of business and functional areas, the materiality of those risks and plans to mitigate these risks to the extent prudent and feasible. The identified risks are ranked based on probability of occurrence and severity of impact. Management shares the result of this risk assessment with the full board at its July meeting when the board discusses the company’s annual strategic plan and at other times during the year as part of normal business discussions. Certain key risks and related mitigation plans are also reviewed throughout the year either by the board or its committees.
The audit committee reviews linkages between the critical risk findings, management preparedness or plans to address those risks, and internal audit’s tests of those plans. The audit committee ensures that the internal audit department can perform its function by reviewing the charter, plans, activities, staffing and organizational structure of the internal audit department, and approving the appointment, replacement, reassignment or dismissal of the director of internal audit. The audit committee also provides an open channel of communication between internal audit and the board; meets independently with the company’s internal auditors, independent auditors and management; and discusses with management the company’s major policies with respect to risk assessment and risk management, including an annual review of the company’s insurance coverage.
Corporate Governance Guidelines and Code of Ethics
The board has adopted corporate governance guidelines, which you can access on the Internet at www.idexx.com/view/xhtml/en_us/corporate/corporate-governance.jsf. The board also has adopted a code of ethics that applies to all of our employees, officers and directors, which you can access at the Internet address above. You can receive copies of the guidelines or the code by contacting the corporate secretary at the company’s headquarters address. In addition, we intend to post on our Web site, idexx.com, all disclosures that are required by law or the NASDAQ Global Market listing standards concerning any amendments to, or waivers from, any provision of the code of ethics.

Among other matters, the guidelines provide as follows:
•	A substantial majority of the members of the board are independent directors, as defined by NASDAQ rules.
•	The audit, nominating and governance, compensation, and finance committees consist entirely of independent directors.
•	The nominating and governance committee recommends to the board for nomination all nominees for election to the board, except where the company is legally required by contract, by law or otherwise to provide third parties with the right to nominate directors.
•	The nominating and governance committee is responsible for periodically reviewing the requisite skills and criteria for board members, as well as the composition of the board as a whole, using the criteria described under “Nominating and Governance Committee” on pages 8-9.
•	The nominating and governance committee is responsible for annually assessing the performance of the board, its committees and each individual director.
•	When the chairman of the board is not an independent director, the independent directors elect a lead director, currently Mr. End, from among the independent directors. The lead director, among other responsibilities described under “Board’s Leadership and Structure” on page 9, chairs meetings of the independent directors and consults with the chairman of the board regarding meeting agendas.
•	Independent directors meet at each board meeting apart from management board members and other management representatives.
•	At least annually, the board reviews the company’s corporate strategy.
•	The board approves the chief executive officer’s goals annually.
•	At least annually, the compensation committee, in consultation with all independent directors, evaluates the performance of the chief executive officer.
•	The chief executive officer reports to the board at least annually on succession planning and management development.
•	Board members have complete access to management and are encouraged to make regular contact.
•	The board will give appropriate attention to written communications that are submitted to the board by our stockholders. The process for submitting such communications to the board is described below under the heading “Communications from Stockholders.”
•	Individual directors whose professional responsibilities outside of their involvement with the company change from those held when they were last elected to the board (except for promotions) should volunteer to resign from the board, giving the board an opportunity to review the appropriateness of their continued board membership under the changed circumstances.
•	Any director who turns age 73 while serving as a director is expected to retire from the board effective at the next annual meeting of stockholders following the date on which he or she turns 73.
•	Directors cannot serve on more than four other public company boards, audit committee members cannot serve on more than two other public company audit committees, and directors who are chief executive officers of other companies cannot serve on more than two other public company boards (including the board of their employer).
•	Directors must inform the chairman of the board and the chairman of the nominating and governance committee of any public company directorship they have been offered before accepting such offer to ensure that acceptance of such directorship would not create a conflict with the director’s duties as a director of the company.
Communications from Stockholders
Written communications to the board can be submitted by electronic mail on our Web site by clicking on the “Contact Us” icon at www.idexx.com/view/xhtml/en_us/corporate/corporate-governance.jsf, or by writing to our general counsel at the company’s headquarters address. Under procedures approved by a majority of the independent directors, the general counsel will review such communications and will forward them to the lead director or the other members of the board if they relate to important substantive matters and include suggestions or comments considered to be important for the directors to know. In general, the general counsel will forward communications to the directors if they are relevant to IDEXX’s governance, ethics and policies.

Director Compensation
2009 Director Compensation
The following describes compensation earned by our nonemployee directors during 2009. Directors who are employees receive no additional compensation for serving on the board.
Director Compensation
The table below sets forth compensation of the company’s nonemployee directors for 2009.

	Fees Earned Or		Stock		Option	Total
Name	Paid In Cash		Awards $ (7)		Awards $ (9)	Compensation

Thomas Craig	$55,000	(2)	$44,990		$45,373	$145,363
Errol B. De Souza, PhD (1)	37,500	(3)	44,990		45,373	127,863
William T. End	70,000		44,990		45,373	160,363
Rebecca M. Henderson, PhD	47,500	(4)	44,990		45,373	137,863
Barry C. Johnson, PhD	50,000		44,990		45,373	140,363
Brian P. McKeon	60,000	(5)	44,990		45,373	150,363
Robert J. Murray	60,000	(6)	44,990	(8)	45,373	150,363

(1)	Dr. De Souza retired as a member of the board effective July 15, 2009.

(2)	Includes compensation in the amount of $55,000 deferred and issued as 1,311 deferred stock units, or DSUs, pursuant to the Director Deferred Compensation Plan, or Director Plan.

(3)	Includes compensation in the amount of $25,000 deferred and issued as 699 DSUs pursuant to the Director Plan.

(4)	Includes compensation in the amount of $47,500 deferred and issued as 1,122 DSUs pursuant to the Director Plan.

(5)	Includes compensation in the amount of $60,000 deferred and issued as 1,430 DSUs pursuant to the Director Plan.

(6)	Includes compensation in the amount of $60,000 deferred and issued as 1,430 DSUs pursuant to the Director Plan.

(7)	With the exception of Mr. Murray (see footnote 8), issued as DSUs pursuant to the Director Plan. Excludes DSUs received in lieu of deferred compensation as described in footnotes (2)-(6). Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 (calculated by rounding $45,000 to the nearest share on the date of deferral). See Note 5 in the notes to consolidated financial statements included in the 2009 annual report for the relevant assumptions used to determine the valuation of our stock awards. Directors receive only one stock award during the fiscal year. As of December 31, 2009, the following are the aggregate number of DSUs accumulated in each nonemployee director’s deferral account for all years of service as a director, including DSUs issued for deferred fees as well as DSUs issued as annual grants to directors: Mr. Craig, 11,403; Dr. De Souza, 13,121; Mr. End, 7,438; Dr. Henderson, 12,955; Dr. Johnson, 5,543; Mr. McKeon, 14,378; Mr. Murray, 7,179.

(8)	Issued as restricted stock units, or RSUs, pursuant to Mr. Murray’s election to receive RSUs in lieu of DSUs, upon his meeting the stock ownership guidelines in 2007, as described below under “Equity Compensation.”

(9)	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See Note 5 in the notes to consolidated financial statements included in the 2009 annual report for the relevant assumptions used to determine the valuation of our stock awards. As of December 31, 2009, each nonemployee director had the following number of stock options outstanding: Mr. Craig, 32,261; Dr. De Souza, (0); Mr. End, 25,261; Dr. Henderson, 23,927; Dr. Johnson, 7,461; Mr. McKeon, 23,927; Mr. Murray, 13,661.
Cash Compensation
During 2009, each of our directors who was not an officer or employee of IDEXX received an annual fee of $45,000. Each director could elect to defer any amount of this annual fee in the form of deferred stock units, or DSUs, under our Director Deferred Compensation Plan, or Director Plan. In addition, nonemployee directors received the following annual committee fees: $15,000 for the audit committee chairman and compensation committee chairman, $5,000 for other audit committee members, and $10,000 for the chairmen of other committees. The lead director received an additional $15,000 fee. Directors could elect to defer any amount of these committee fees in the form of DSUs. There were no additional fees for board meeting attendance.

Equity Compensation
During 2009, each of our nonemployee directors received an annual grant of DSUs with a value of approximately $45,000 (calculated by rounding to the nearest share on the date of deferral). The number of DSUs is determined by dividing such amount by the price of the company’s common stock on the date of grant of the award, which generally is in February of each year. New nonemployee directors joining the board after the February grants are granted a pro rata number of DSUs based on the number of months remaining until the next year’s annual grant. The DSUs vest one year from the February grant date. Any director who meets the stock ownership guidelines described below at the time of the annual equity award grant may elect, in lieu of receiving DSUs, to receive a grant of restricted stock units valued at $45,000, which would vest one year from the date of grant.
During 2009, each of our nonemployee directors also received a nonqualified stock option to purchase shares of common stock, which option was granted under the 2003 Stock Incentive Plan, or the 2003 Plan. The option was equal to $45,000 in Black-Scholes value consistent with the valuation approach used to make executive awards. The option exercise price per share for each director stock option is equal to the last reported sale price for a share of the company’s common stock on the NASDAQ Global Market on the date the option is granted. The options vest and become fully exercisable on the first anniversary of the date of grant. Upon a change in control (as defined in the 2003 Plan), options granted to all optionees, including to nonemployee directors, are subject to the following vesting provisions: 25% of the unvested options vest and become exercisable, unless the successor company in a corporate transaction (as defined in the 2003 Plan) does not assume or substitute option awards, in which case all options granted under the 2003 Plan become fully vested and exercisable. In addition, if an optionee, including any nonemployee director, is terminated by the successor company without cause within two years following a change in control, then all options held by such optionee become fully vested and exercisable.
In general, options granted under the 2003 Plan are not transferable, except by will or the laws of descent and distribution, and are exercisable during the lifetime of the director only while he or she is serving as a director of the company or within three months after he or she ceases to serve as a director of the company; provided, however, that the board has the discretion to allow a director to designate a beneficiary to exercise the options upon the director’s death. If a nonemployee director dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code) while serving as a director, or dies within three months after ceasing to serve as a director, options are exercisable within one year following the date of death or disability. Options granted to directors since February 2010 are exercisable for two years following the date of retirement, provided the director has served on the board for at least five years. Options granted after January 1, 2006 expire after seven years from the date of grant, and options granted prior to 2006 expire ten years from the date of grant.
Director Deferred Compensation Plan
DSUs are subject to the terms of the Director Plan. The payment of fees in the form of DSUs is considered deferred compensation for federal income tax purposes. Any compensation deferred by a director is credited to an account established in the director’s name that is denominated as a number of DSUs having an aggregate value equal to the compensation deferred into such account divided by the price of a share of IDEXX common stock on the date of the applicable deferral. DSUs granted as described in the first paragraph under “Equity Compensation” above also are credited to this account. Director Plan account balances are not subject to any interest or other investment returns, other than returns produced by fluctuations in the price of a share of IDEXX common stock affecting the value of the DSUs in the account. One year after a director ceases to serve on the board for any reason, he or she will receive shares of common stock equal to the number of DSUs in his or her account. In addition, if the plan administrator of the Director Plan determines that a director has suffered an unforeseeable emergency (as defined in the Director Plan), the plan administrator may authorize the distribution of all or a portion of the director’s DSUs. Upon a change in control of the company (as defined in the Director Plan), any applicable deferral limitations or other restrictions on each director’s account will lapse, and the shares of IDEXX common stock distributed from such account will be deemed to have been outstanding immediately prior to the change in control.
Other Compensation
All directors are reimbursed for reasonable travel expenses incurred in connection with board and committee meetings. The company does not provide any other benefits including retirement benefits or perquisites to its directors. Except as described in this “Director Compensation” section, the company does not have any other arrangements for compensation or consulting agreements with its directors, other than compensation in consideration of employment paid to directors who are officers or employees of the company.

2010 Director Compensation
The following describes compensation that will be paid to our nonemployee directors in 2010, pursuant to changes adopted by the board in February 2010.
Cash Compensation
Effective April 1, 2010, the annual fee to be paid to each of our nonemployee directors will increase from $45,000 to $50,000, which will be prorated for the three quarters remaining in 2010. There are no other changes to the elements of cash compensation described under “2009 Director Compensation” above.
Equity Compensation
The annual grant of DSUs (or restricted stock units if the director meets the stock ownership guidelines and elects restricted stock units in lieu of receiving DSUs) granted to each of our nonemployee directors in 2010 changed from a value of approximately $45,000 to $27,500 (calculated by rounding to the nearest share on the date of deferral). The nonqualified stock option to purchase shares of common stock granted to each of our nonemployee directors, which option will be granted under the 2009 Plan, changed from $45,000 to $82,500 in Black-Scholes value consistent with the valuation approach used to make executive awards. The vesting, change in control, transferability and other relevant provisions for grants under the 2009 Plan are the same as for grants under the 2003 Plan. See “2009 Stock Incentive Plan” on page 34 for a discussion of the 2009 Plan.
Director Stock Ownership Guidelines
The board has adopted stock ownership guidelines for directors. Under the guidelines, nonemployee directors are expected to own a number of shares of the company’s common stock having a value of $500,000 by the later of December 31, 2010 or seven years after joining the board. Directors’ compliance with these guidelines is measured annually on September 30. As of the first such measurement date on which a director holds shares with a value of at least $500,000, he or she shall be deemed to have satisfied the stock ownership guidelines in all future periods, provided that he or she continues to own at least the number of shares owned as of such measurement date. Vested DSUs credited to a director’s deferred compensation investment account, as described above, are included in calculating stock ownership pursuant to these guidelines.
Section 16(a) Beneficial Ownership Reporting Compliance
Under Section 16(a) of the 1934 Act, IDEXX’s directors, executive officers and any persons holding more than ten percent of our outstanding common stock are required to report their initial ownership of common stock and any subsequent changes in their ownership to the SEC. The SEC has established specific due dates and IDEXX is required to disclose in this proxy statement any failure to file by those dates.
Based solely on our review of (i) copies of Section 16(a) reports that IDEXX received from such persons for their transactions during IDEXX’s 2009 fiscal year and (ii) written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for IDEXX’s 2009 fiscal year, IDEXX believes that none of such persons failed to file on a timely basis reports required by Section 16(a), except that a Form 3 was filed late on behalf of Daniel V. Meyaard upon his appointment as an executive officer.

OWNERSHIP OF COMMON STOCK BY DIRECTORS AND OFFICERS
The table below shows the number of shares of our common stock beneficially owned as of March 8, 2010 by (a) each of our directors; (b) each of our executive officers named in the Summary Compensation Table shown on pages 29-30, whom we refer to as the named executive officers, and (c) directors and executive officers of IDEXX as a group. Unless otherwise indicated, each person listed below has sole voting and investment power with respect to the shares listed.

			Total	Percentage of
	Number of Shares	Options	Number of Shares	Common Stock
Beneficial Owner	Owned (1)	Exercisable (2)	Beneficially Owned (3)	Outstanding (4)

Jonathan W. Ayers	118,452	1,351,068	1,469,520	2.55%
Thomas Craig	2,920	32,261	35,181	*
William T. End	26,470	25,261	51,731	*
Rebecca M. Henderson, PhD	2,000	23,927	25,927	*
Barry C. Johnson, PhD	—	7,461	7,461	*
Brian P. McKeon	5,000	23,927	28,927	*
Robert J. Murray	29,889	13,661	43,550	*
Joseph V. Vumbacco	—	—	—	*

Merilee Raines	145,481	207,500	352,981	*
Johnny D. Powers, PhD (5)	590	5,282	5,872	*
Thomas J. Dupree	4,430	69,159	73,589	*
Michael J. Williams, PhD	3,179	63,415	66,594	*

All current directors and executive officers as a group (18 persons)	380,580	2,021,012	2,401,592	4.17%

*	Less than 1%

(1)	Does not include DSUs. See “Director Compensation” on pages 12-14 for a description of DSUs issued to our nonemployee directors under the Director Plan as annual equity grants and voluntary deferrals of annual fees. See “Executive Deferred Compensation Plan” on page 33 for a description of DSUs issued to our officers upon an officer’s voluntary deferral of his or her annual bonus. The individuals holding fully vested DSUs are at risk as to the price of IDEXX common stock in their investment accounts. DSUs carry no voting rights, but are included in calculating stock ownership for purposes of determining compliance with the company’s guidelines for directors and executive officers. The following directors and executive officers and the following group hold the indicated number of fully vested DSUs, resulting in the following total number of shares owned including DSUs:

		Total Number of Shares
	DSUs	Owned Including DSUs

Jonathan W. Ayers	29,582	148,034
Thomas Craig	11,665	14,585
William T. End	7,438	33,908
Rebecca M. Henderson, PhD	13,193	15,193
Barry C. Johnson, PhD	5,543	5,543
Brian P. McKeon	14,663	19,663
Robert J. Murray	7,465	37,354
Joseph V. Vumbacco	—	—

Merilee Raines	—	145,481
Johnny D. Powers, PhD	—	590
Thomas J. Dupree	—	4,430
Michael J. Williams, PhD	6,495	9,674

All current directors and executive officers as a group (18 persons)	96,044	476,624

(2)	Consists of options to purchase common stock exercisable on or within 60 days of March 8, 2010.

(3)	The number of shares beneficially owned by each person or group as of March 8, 2010 includes shares of common stock that such person or group had the right to acquire on or within 60 days after March 8, 2010, including but not limited to, upon the exercise of stock options or vesting of RSUs, but does not include DSUs.

(4)	For each individual and group included in the table, percentage of ownership is calculated by dividing the number of shares beneficially owned by such person or group as described above by the sum of the 57,549,476 shares of common stock outstanding on March 8, 2010 and the number of shares of common stock that such person or group had the right to acquire on or within 60 days after March 8, 2010, including but not limited to, upon the exercise of stock options.

(5)	Dr. Powers was hired as Corporate Vice President in February 2009. See “Grants of Plan-Based Awards” on page 30 and “Outstanding Equity Awards at Fiscal Year End” on pages 31-32 for Dr. Powers’s unvested stock and option awards.

OWNERSHIP OF MORE THAN FIVE PERCENT
OF OUR COMMON STOCK
The table below shows the number of shares of our common stock beneficially owned as of December 31, 2009 by each person or group known by us to own beneficially more than 5% of the outstanding shares of IDEXX common stock. Share totals and descriptions of each person or group are based solely upon information derived from Schedules 13G or 13G/A as filed by the following entities pursuant to Section 13 of the 1934 Act and the rules promulgated thereunder.

	Number of Shares	Percentage of Common Stock
Beneficial Owner	Beneficially Owned	Outstanding (1)

Ruane Cunniff & Goldfarb Inc. (2)	12,910,784	22.43%
767 Fifth Avenue, Suite 4701 New York, New York 10153-4798
Baron Capital Group, Inc. (3)	3,952,304	6.87%
767 Fifth Avenue New York, New York 10153
Neuberger Berman Group LLC (4)	3,373,162	5.86%
605 Third Avenue New York, New York 10158-3698
William Blair & Company, L.L.C. (5)	3,075,148	5.34%
222 W Adams Chicago, Illinois 60606

(1)	For each group included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such group on December 31, 2009 by the 57,549,476 shares of common stock outstanding on March 8, 2010.

(2)	Based solely upon information derived from a Schedule 13G/A filed by Ruane Cunniff & Goldfarb Inc., it has the sole power to vote 7,962,591 shares and sole power to dispose of 12,910,784 shares.

(3)	Based solely upon information derived from a Schedule 13G/A filed by Baron Capital Group, Inc., BAMCO, Inc., a subsidiary of Baron Capital Group, Inc, Baron Capital Management, Inc., a subsidiary of Baron Capital Group, Inc., and Ronald Baron, who owns a controlling interest in Baron Capital Group, Inc. (i) Baron Capital Group, Inc. reported that it had shared voting power of 3,787,404 shares and shared dispositive power of 3,952,304 shares; (ii) BAMCO, Inc. reported that it had shared voting power of 3,700,200 shares and shared dispositive power of 3,865,100 shares; (iii) Baron Capital Management, Inc. reported that it had shared voting power of 87,207 shares and shared dispositive power of 87,204 shares; and (iv) Mr. Baron reported that he had shared voting power of 3,787,404 shares and shared dispositive power of 3,952,304 shares.

(4)	Based solely upon information derived from a Schedule 13G/A filed by Neuberger Berman Group LLC and Neuberger Berman LLC, each of them has shared power to vote 2,802,388 shares and shared power to dispose of 3,373,162 shares. Neuberger Berman Group LLC may be deemed to be a beneficial owner for purposes of Rule 13d-3 of the 1934 Act because certain affiliated persons have shared power to retain or dispose of the securities of many unrelated clients. Each of Neuberger Berman LLC and Neuberger Management LLC serve as subadvisor and investment manager, respectively, of Neuberger Berman Group LLC’s various registered mutual funds. Neuberger Berman Group LLC, Neuberger Berman LLC, Neuberger Berman Management LLC and certain affiliated persons own no shares directly. As investment advisors, certain affiliated persons that are controlled by Neuberger Berman Group LLC have investment and voting powers with respect to the shares held. Neuberger Berman Group LLC, through its direct and indirect subsidiary Neuberger Berman Holdings LLC, controls Neuberger Berman LLC and certain affiliate persons. By reason of the provisions of Rule 13d-3 of the 1934 Act, each of Neuberger Berman Group LLC, Neuberger Berman LLC and Neuberger Berman Management LLC may be deemed to beneficially own the number of shares indicated above. Each of Neuberger Berman Group LLC, Neuberger Berman LLC, Neuberger Berman Management LLC and certain affiliated persons disclaim beneficial ownership of any of the securities described above.

(5)	Based solely upon information derived from a Schedule 13G/A filed by William Blair & Company, L.L.C., it has the sole power to vote and dispose of 3,075,148 shares.

ELECTION OF DIRECTORS
(PROPOSAL ONE)
The board of directors is divided into three classes, designated as Class I directors, Class II directors and Class III directors. Members of each class hold office for three-year terms. Class III consists of three directors whose terms expire at the 2010 annual meeting of stockholders, Class II consists of two directors whose terms expire at the 2011 annual meeting of stockholders, and Class I consists of three directors whose terms expire at the 2012 annual meeting of stockholders.
The board, upon recommendation of the nominating and governance committee, has nominated Jonathan W. Ayers, Robert J. Murray and Joseph V. Vumbacco to serve as Class III directors with a term expiring at the 2013 annual meeting of stockholders. Messrs. Ayers, Murray and Vumbacco are currently Class III directors and have indicated a willingness to serve, if elected. If any of the director nominees is unable to serve, proxies can be voted for a substitute nominee, unless the board chooses to reduce the number of directors on the board.
There are no family relationships among the executive officers or directors of IDEXX.
Information relating to each director is described below, including: his or her age and period of service as a director of the company; his or her business experience during the past five years (including directorships at other public companies); and the other experience, qualifications, attributes or skills that led the board to conclude he or she should continue to serve as a director of the company. For a further discussion of the board’s process and reasons for nominating these candidates, see “Nominating and Governance Committee” beginning on page 8.
Nominees for Class III Directors Whose Terms Would Expire in 2013

Jonathan W. Ayers Age 53	Director and Chairman of the Board since January 2002
Mr. Ayers has been Chairman, President and Chief Executive Officer of IDEXX since January 2002. Prior to joining IDEXX, Mr. Ayers held various positions at United Technologies Corporation and its business unit Carrier Corporation. From 1999 to 2001, Mr. Ayers was President of Carrier Corporation, the then-largest business unit of United Technologies and the world’s largest manufacturer of commercial and residential HVAC systems and equipment and the leading producer of commercial and transport refrigeration equipment. From 1997 to 1999, Mr. Ayers was President of Carrier Asia Pacific Operations, and from 1995 to 1997, Mr. Ayers was Vice President, Strategic Planning at United Technologies. In his roles at United Technologies Mr. Ayers gained significant operating experience in leading a global business unit; developed management, finance and strategic planning skills; and developed experience in acquisition integration, line and international operations, and marketing and product development. Prior to joining United Technologies, from 1986 to 1995, Mr. Ayers held various positions at Morgan Stanley & Co. in mergers and acquisitions and corporate finance. Mr. Ayers worked as a strategy consultant for Bain & Company from 1983 to 1986 and was in the field sales organization of IBM’s Data Processing Division from 1978 to 1981. Mr. Ayers holds an undergraduate degree in molecular biophysics and biochemistry from Yale University and graduated from Harvard Business School in 1983.

Robert J. Murray Age 68	Director since February 2005 Compensation Committee (Chair) Nominating and Governance Committee

Mr. Murray served as Chairman of the Board and Chief Executive Officer of New England Business Service, Inc., or NEBS, from 1995 until his retirement in 2004. NEBS is a publicly-traded business to business direct marketing company and had over $500 million in sales during the last fiscal year prior to Mr. Murray’s retirement. As the chief executive officer of NEBS, Mr. Murray was responsible for all aspects of the business. Mr. Murray held various executive positions at The Gillette Company from 1961 to 1995, including Executive Vice President, North Atlantic Group from 1991 to 1995, and Chairman of the Board of Management of Braun AG, a subsidiary of Gillette headquartered in Germany, from 1985 to

1990. In these positions, Mr. Murray developed substantial experience in international business operations and led all aspects of the business for these divisions. Mr. Murray has served as a director for the following public companies since the years indicated: The Hanover Insurance Group, Inc., a property and casualty insurance company (since 1996); LoJack Corporation, an automobile security system manufacturer (since 1992); Tupperware Brands Corporation, a consumer-direct seller of personal and household products (since 2004); and Delhaize Group, an international food retailer based in Belgium (since 2001). Mr. Murray’s background as a chief executive as well as a leader of a major business unit of a large multi-national corporation, and as a director of several public companies, has provided him with extensive management skills and experience in board function and corporate governance. Mr. Murray received a B.S and B.A. from Boston College and an M.B.A. from Northeastern University and he completed Harvard Business School’s Advanced Management Program.

Joseph V. Vumbacco Age 64	Director since February 2010
Mr. Vumbacco served as Chief Executive Officer of Health Management Associates, Inc., or HMA, from 2001 until June 2007, and as Vice Chairman of HMA from June 2007 until his retirement in December 2007. HMA is a premier operator of acute care hospitals in non-urban communities throughout the United States, and had over $4.1 billion in revenues during the last fiscal year prior to Mr. Vumbacco’s retirement. As the Chief Executive Officer of HMA, Mr. Vumbacco was responsible for all aspects of the business. Prior to becoming Chief Executive Officer, Mr. Vumbacco held several key positions at HMA from 1996, including Chief Operating Officer, Chief Administrative Officer, and President. Before joining HMA, Mr. Vumbacco had a nearly 15-year career with The Turner Corporation, a publicly-traded construction and real estate company, where he gained extensive operational and staff responsibilities, including as an Executive Vice President. Mr. Vumbacco also served as Senior Vice President and General Counsel at The F&M Schaefer Corporation, a publicly-traded brewing company, and prior to that was an attorney at the Wall Street firm of Mudge Rose Guthrie & Alexander where he specialized in corporate and securities law. Mr. Vumbacco holds an undergraduate degree from Bowdoin College, a law degree from Syracuse University College of Law, and he also completed the Finance Program for Senior Executives at the Harvard Business School.
Class I Directors Whose Terms Expire in 2012

William T. End Age 62	Director since July 2000 Compensation Committee Nominating and Governance Committee (Chair) Lead Director

Mr. End was Chairman and Chief Executive Officer of Cornerstone Brands, Inc., a privately-held catalog retailer, from 1995 to 2001, and Executive Chairman of that company from 2001 until his retirement in 2002. In these executive roles Mr. End was responsible for all corporate functions as well as Board function and activity. Prior to joining Cornerstone Brands, Mr. End held various positions at Land’s End, Inc. from 1991 to 1995, including President and Chief Executive Officer. From 1975 to 1991, Mr. End held various positions at L.L. Bean, Inc., including Executive Vice President and Chief Marketing Officer. Mr. End has significant executive experience with a particular focus on marketing and product development. Mr. End has been a director and chairman of Eddie Bauer Holdings, Inc. since 2006, was a director of New England Business Services, Inc. from 2000 to 2003, Hannaford Bros. Co. from 1995 to 2000, and Land’s End, Inc. from 1990 to 1995. He also has been a director of several non-public companies. In these capacities, Mr. End has developed significant experience with board function and corporate governance. Land’s End, Inc., L.L. Bean, Inc., Eddie Bauer Holdings, Inc. and Cornerstone Brands, Inc. are all catalog retailers. Mr. End received a B.S and B.A. from Boston College and earned an M.B.A from Harvard Business School.

Barry C. Johnson Age 66	Director since March 2006 Audit Committee Finance Committee

Dr. Johnson has substantial experience in science and technology and in research and product development. Dr. Johnson served as Dean, College of Engineering, Villanova University, from August 2002 until his retirement in May 2006. From July 2000 to April 2002, he served as Senior Vice President and Chief Technology Officer of Honeywell International, Inc., a worldwide diversified technology and manufacturing company with sales in 2001 exceeding $23 billion. As Chief Technology Officer, Dr. Johnson was responsible for setting the strategic direction and prioritization of Honeywell’s research and development organization, which was supported by a global network of more than 15,000 engineers, scientists and researchers. Prior to Honeywell, Dr. Johnson served in several roles beginning in 1976 at Motorola, Inc., a global leader in providing integrated communications solutions, including Corporate Vice President and Chief Technology Officer for that company’s Semiconductor Product Sector. Dr. Johnson also has board oversight and corporate governance experience from his service as a director since September 2005 of Rockwell Automation, Inc., a publicly-traded global automation solutions company, and as a director since August 2003 of Cytec Industries, Inc., a publicly-traded global specialty chemicals and materials company. Dr. Johnson earned a B.M.E. (Bachelor of Mechanical Engineering) from Villanova University and holds a Ph.D. and M.S. in metallurgical engineering and materials science from Carnegie-Mellon University. He also completed a three-year advanced business administration program through Arizona State University’s College of Business Administration.

Brian P. McKeon Age 47	Director since July 2003 Audit Committee (Chair) Finance Committee

As a CPA with nearly 20 years of experience as a finance executive, Mr. McKeon has significant background in finance, financial reporting, financial controls, mergers and acquisitions, and strategic planning, including as Executive Vice President and Chief Financial Officer for Iron Mountain Incorporated since April 2007. Iron Mountain is a publicly-traded provider of information protection and storage services worldwide with over $3 billion in revenues during 2009. Mr. McKeon was also Executive Vice President and Chief Financial Officer of The Timberland Company from March 2000 to April 2007. Timberland is a publicly-traded provider of premium outdoor footwear, apparel and accessories that had over $1.5 billion in revenues in 2006, the last full fiscal year of Mr. McKeon’s tenure. From 1991 to 2000, Mr. McKeon held several finance and strategic planning positions with PepsiCo Inc., serving most recently as Vice President, Finance at Pepsi-Cola, North America. Prior to joining PepsiCo, Mr. McKeon worked as a strategy consultant with the Alliance Consulting group and as an auditor with Coopers & Lybrand. Mr. McKeon earned a B.S. from the University of Connecticut and received an M.B.A. from Harvard University.
Class II Directors Whose Terms Expire in 2011

Thomas Craig Age 55	Director since December 1999 Compensation Committee Finance Committee (Chair)

Mr. Craig has extensive experience in management consulting and corporate growth strategy. In 1983, Mr. Craig co-founded Monitor Company Group, L.P., a global management consulting firm committed to helping clients improve their competitiveness and providing services in strategy consulting, capability building, and capital services. Mr. Craig has broad international and industry experience. He has worked in over 60 countries on six continents and has led over 400 projects over the past 30 years, mostly for Fortune 500 companies or their international equivalents, or at the highest levels of government. Mr. Craig continues to be a director and partner at Monitor. He currently works out of the Office of the Chairman and focuses on national competitiveness and security with clients in Asia, the Middle East, Africa and North America. He is active in various executive education programs and leadership development initiatives. Mr. Craig received an A.B. from Princeton University and holds an M.B.A. from Harvard Business School.

Rebecca M. Henderson Age 49	Director since July 2003 Audit Committee Finance Committee Nominating and Governance Committee

Dr. Henderson has extensive experience in corporate strategy, with a focus on high-technology business. She has worked with numerous Fortune 500 companies on growth strategies related to innovation. In July 2009 Dr. Henderson joined Harvard Business School as the Senator John Heinz Professor of Environmental Management where she specializes in strategy and organizational change. From 1998 to 2009, Dr. Henderson served as the Eastman Kodak Professor of Management at the Sloan School of the Massachusetts Institute of Technology. Dr. Henderson also has board oversight and corporate governance experience as a director since July 2009 of Amgen Inc., a publicly-traded human therapeutics company in the biotechnology industry, and as a director of several private company and non-profit organization boards. Dr. Henderson also has been a research fellow at the National Bureau of Economic Research since 1995, and sits on the editorial boards of Management Science, Research Policy, The Economics of Innovation and New Technology, and the Strategy Management Journal. Dr. Henderson holds and undergraduate degree from the Massachusetts Institute of Technology and a Ph.D. in business economics from Harvard University.
Recommendation of the Board of Directors
The board of directors recommends that you vote FOR the election of the three Class III Director nominees listed above.
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(PROPOSAL TWO)
The audit committee has appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2010.
Although stockholder approval of the audit committee’s selection of PricewaterhouseCoopers LLP is not required by law, the board of directors believes that it is advisable to give stockholders an opportunity to ratify this selection. Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. If this proposal is not approved at the annual meeting, the audit committee will reconsider its selection of PricewaterhouseCoopers LLP. Even if the appointment is ratified, the audit committee, in its discretion, can direct the appointment of a different firm at any time during the year if the audit committee determines that such a change would be in the company’s and the stockholders’ best interests.

Independent Auditors’ Fees
The following table summarizes the fees of PricewaterhouseCoopers LLP billed to us for each of the last two fiscal years for audit services, and billed to us in each of the last two fiscal years for other services. For fiscal year 2009, audit fees also include an estimate of amounts not yet billed.

	Fiscal Years Ended December 31,
	2009	2008

Audit fees	$1,475,195	$1,543,097
Audit-related fees	—	46,500
Tax fees	237,226	340,205
All other fees	—	—

	$1,712,421	$1,929,802

Audit Fees. Consists of fees billed for professional services rendered for the audit of IDEXX’s annual financial statements and review of the interim financial statements included in quarterly reports; the audit of the effectiveness of internal control over financial reporting; statutory audits or financial audits for subsidiaries or affiliates of IDEXX; services associated with periodic reports and other documents filed with the SEC; consultation concerning accounting or disclosure treatment of transactions or events and actual or potential impact of final or proposed rules, standards or interpretations by the SEC, the Financial Accounting Standards Board, or other regulatory or standard setting bodies; and assistance with and review of documents provided to the SEC in responding to SEC comments.
Audit-Related Fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of IDEXX’s financial statements and are not reported under “Audit Fees.” These services include due diligence services pertaining to potential acquisitions.
Tax Fees. Consists of tax compliance fees ($122,973 and $83,152 in 2009 and 2008, respectively), and tax advice and tax planning fees ($114,252 and $257,053 in 2009 and 2008, respectively). These services included United States federal, state and local tax planning and compliance advice; international tax planning and compliance advice; and review of federal, state, local and international income, franchise and other tax returns.
Out-of-Pocket Expenses and Value Added Taxes. Included in the fee schedule above are amounts billed by the independent auditors for out of pocket expenses ($61,313 and $76,146 in 2009 and 2008, respectively) and value added taxes ($66,580 and $38,849 in 2009 and 2008, respectively).
Audit Committee Pre-Approval Policy
The audit committee has adopted a policy for the pre-approval of audit and nonaudit services performed by our independent auditor, and the fees paid by the company for such services, in order to assure that the provision of such services does not impair the auditor’s independence. Under the policy, at the beginning of the fiscal year, the audit committee pre-approves the engagement terms and fees for the annual audit. Under the policy, certain types of other audit services, audit-related services and tax services have been pre-approved by the audit committee. Any services that have not been pre-approved by the audit committee as previously described, must be separately approved by the audit committee prior to the performance of such services.
Pre-approved fee levels for all pre-approved services are established periodically by the audit committee. The audit committee then periodically reviews actual and anticipated fees for the pre-approved services against the pre-approved fee levels. Any anticipated fees exceeding the pre-approved fee levels require further pre-approval by the audit committee.
With respect to each service for which separate pre-approval is proposed, the independent auditor will provide a detailed description of the services to permit the audit committee to assess the impact of the services on the independence of the independent auditor.
The audit committee may delegate pre-approval authority to one or more of its members and has delegated such authority to the chairman of the audit committee. The audit committee member to whom such authority is delegated must report any pre-approval decisions to the audit committee at the next scheduled meeting. The audit committee does not delegate its pre-approval responsibilities to management of the company.
During the last fiscal year, no services were provided by PricewaterhouseCoopers LLP that were approved by the audit committee pursuant to the de minimis exception to pre-approval contained in the SEC’s rules.

Recommendation of the Board of Directors
The board of directors recommends that you vote FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2010.
COMPENSATION DISCUSSION AND ANALYSIS
The following discussion summarizes the company’s compensation philosophy and programs generally, as well as their application and relationship to compensation awards and decisions made with respect to the year ended December 31, 2009. This discussion should be read in conjunction with the other compensation information contained in this proxy statement.
Compensation Administration
The company’s executive compensation policies and programs are established and administered by the compensation committee, with advice and assistance from certain members of management and the committee’s compensation consultants. A full description of the administration of the company’s compensation programs is set forth under “Compensation Committee” on pages 6-7.
Compensation Philosophy
Objectives. The fundamental objectives of the company’s executive compensation program are to:
(i)	attract, motivate and retain exceptionally talented employees in a competitive employment environment;
(ii)	align employee interests with shareholder interests by, among other things, providing that a significant percentage of compensation is tied to long-term corporate performance and that executives are required to maintain a significant ownership position in the company’s stock;
(iii)	maintain an appropriate mix of financial and non-financial objectives and provide for judgment in the award of incentive compensation, to ensure that compensation-related risk is reasonable;
(iv)	maintain a simple, consistent, equitable and transparent framework that permits flexibility and appropriate room for judgment; and
(v)	balance the benefits of equity compensation as a means to align the interests of executives and shareholders with the cost of equity compensation in terms of value transfer from shareholders to employees.
The company has selected the elements of the company’s compensation program to achieve these objectives.
The company generally chooses to employ common compensation elements across the management team, differentiating primarily by size of award rather than by types of compensation or benefits. The company believes that this approach provides simplicity of administration, promotes fairness and transparency, and reinforces collaboration throughout the team. For these reasons the company also maintains a straightforward compensation structure, which consists almost entirely of salary, annual discretionary bonus, and annual equity award grants.
The company does not maintain post-retirement benefit plans for executives and, with limited exceptions described below, there are no compensation or other benefit plans available to executive officers that are not available on the same terms to other company employees. The company does not generally enter into employment agreements (other than change in control agreements) with executives other than the chief executive officer.
Mix of Fixed and Contingent Compensation. Consistent with the company’s objective of aligning executive interests with shareholder interests, the company believes that a majority of total target compensation for executive officers should be contingent on corporate performance. Contingent compensation comprises annual discretionary bonuses and equity awards. Annual discretionary cash bonuses are awarded by the compensation committee based on its subjective evaluation of each executive’s performance during the year and therefore provide relatively short-term performance-related incentives. Equity awards, which typically vest over a five-year period, provide incentives to executives to maximize longer term company performance. The company believes that the combination of these short- and long-term performance-related elements, together with a market-competitive base salary, provides the desired mix of incentives to executives.

The company’s philosophy is that executive officers are in positions that have the most direct impact on corporate performance and therefore a larger percentage of their total compensation should be linked to corporate performance. Therefore, bonus opportunity is a higher percentage of base salary and equity award size is greater relative to cash compensation for executive officers than for other management employees. The compensation committee believes that the chief executive officer has the highest impact on shareholder value creation, and thus should have the greatest percentage of risk and consequent reward associated with corporate performance.
Base Salary. The company’s principal objective in setting base salary is to be reasonably competitive with the market. The company has found that it is difficult to attract talent unless the company can pay a base salary that is generally competitive with the salaries that executives can earn in comparable positions at similar companies. To determine market competitiveness, the company evaluates market data from general manufacturing, medical, biotechnology, and life sciences companies, and companies within the peer group described under “Market Analysis” below. The market data is drawn from market surveys conducted by Towers Perrin (general industry companies with annual revenues less than $3 billion), and Radford (global life sciences companies with greater than 500 employees), and the peer group data is compiled by FW Cook, the committee’s compensation consultant, from proxy statement data. While competitiveness of base salary is an important criterion used by the compensation committee, the committee will also consider other factors such as wealth accumulation, individual performance, bonus awards, and internal equity in setting base salaries for executive officers.
Annual Cash Bonus. The company pays an annual discretionary cash bonus to management employees, including executive officers, that is intended to reward executives for annual performance. The company uses a target bonus framework under which each employee has a target bonus opportunity equal to a specified percentage of base salary. Among the executive officer group, the chief executive officer has a target bonus of 100% of base salary the remaining corporate officers are divided into two groups, based on the size, scope and scale of their responsibilities; one group has a 60% bonus target and the other has a 50% bonus target. These target percentages are set at a level that is intended to provide an appropriate mix of fixed and contingent compensation and to maintain an appropriate weighting of short-term versus longer term incentives, in each case consistent with the company’s compensation philosophy, described above. Based on market data reviewed by the compensation committee, the committee believes that these targets also are adequate to cause total cash compensation to remain market competitive, while also generally remaining below the median total cash compensation for the peer group.
The percentage of target bonus paid to any executive officer can range from zero to two times the target and in each case is a subjective determination made by the compensation committee based on those factors that the committee deems relevant, including the company’s performance and the individual’s achievement of personal financial and non-financial goals established at the beginning of the year as part of the company’s performance management process applicable to all management employees. However, there is no specific relationship between the achievement of budget targets or individual performance goals and the percentage of target bonus that the executive receives. The compensation committee may elect to award a cash bonus that is greater than, less than, or equal to target without regard to whether the company or the individual achieves any particular performance goal depending on the nature of the individual’s overall performance during the year. Notwithstanding the subjective determination described above, the bonus paid to Mr. Ayers is capped pursuant to the 2008 Incentive Compensation Plan, as described on pages 33-34, at three-quarters of one percent (0.75%) of the company’s operating income for the relevant year. As described under “2008 Incentive Compensation Plan” on pages 33-34, the compensation committee may adjust operating income to eliminate the effects of changes in currency exchange rates and discrete items.
The committee believes that discretionary bonus awards are preferable to formulaic awards because they permit the committee to consider and weigh all factors that it may deem relevant to an executive’s performance in a particular period, which factors and weighting may differ from period to period. The committee believes that a formulaic approach, on the other hand, would skew the focus of executives toward short-term financial performance, which is more easily measured, at the expense of building the business and the organization for the long term and achieving sustained growth in financial performance. Similarly, such an approach would provide a disincentive for management to change course or reallocate resources where necessary to respond to unanticipated risks or opportunities, because management would be reluctant to stop pursuing the pre-established objectives on which their performance would be measured. In these respects, the committee also believes that its more flexible, subjective approach to bonus awards helps to ensure that executives are not provided with an incentive to take inappropriate risks in order to meet short-term financial objectives and drive short-term stock performance.

Equity Compensation. The company’s equity compensation comprises stock options and restricted stock unit awards, or RSUs, which are intended to provide long-term incentives to management employees. Stock options are provided to ensure that management only realize a portion of their compensation to the extent that shareholder value is created. RSUs are provided to align management with shareholders and provide retention irrespective of stock price changes, which may be unrelated to corporate performance. Executive officers receive 75% of equity award value in the form of stock options and 25% of award value in RSUs. RSUs are regarded as a lower risk award, since they will always have value upon vesting, whereas vested stock options will have value only to the extent that the market price for the company’s stock is higher than the exercise price of the option, which equals at least the fair market value on the grant date. Given the different risk/reward characteristics of the two types of awards, the committee believes that the grant to executive officers of equity awards comprising a greater proportion of stock options relative to RSUs is consistent with its philosophy that employees in positions that have the most direct impact on corporate performance should bear the highest risk, and have the highest potential reward, associated with corporate performance. By providing for five-year vesting of both options and RSUs, the committee aligns executive interests with the long-term interest of shareholders.
In determining the size of equity awards to each executive officer, the committee begins with a target dollar award value. The target value is set based upon the responsibilities inherent in each executive officer’s position and, relative to cash compensation, is intended to give effect to the company’s philosophy regarding mix of fixed versus contingent compensation. The target value of equity awards is not established as a specific percentage of any benchmark and is not related to the company’s historical performance versus comparator companies. Although target equity award sizes are set for each position, the actual size of annual dollar award value is a subjective determination based on the executive’s job scope relative to other officers, the executive’s long-term leadership potential, the size of prior awards to the executive, the value already derived from those awards, the executive’s total compensation relative to median total compensation for comparable positions as derived from the market data, and the impact of the award values on shareholder dilution and shareholder value transfer.
The board of directors has adopted an equity award granting policy that provides when and how equity awards are granted by the compensation committee. This policy provides for fixed award dates that are, to the extent possible, tied to compensation committee meetings and occur outside the quarterly quiet periods during which the company’s executive officers and directors are precluded from selling shares. Most equity awards, including all annual awards to executive officers, are made on February 14 of each year, which shortly follows both the February compensation committee meeting at which prior year bonuses and current year salary determinations are made, and the company’s earnings announcement for the fourth quarter of the prior year. The exercise price of all stock options granted by the committee generally equals the closing sale price of the common stock on the date of grant and in any case will not be less than such price.
Market Analysis. The compensation committee has found that market data is useful in connection with the committee’s design of a compensation program and determination of salaries and equity and bonus award targets for executive officers. Such data permits the committee to determine the competitiveness of the company’s compensation packages relative to similar companies. However, the committee does not target any particular percentage of total compensation or any element of compensation to the survey data. Instead, the committee uses the data as a reference point to ensure that the company’s compensation packages are sufficiently competitive to attract and retain talent, while at the same time ensuring that the company is prudently managing compensation expense.
The compensation committee annually determines a peer group of publicly-traded companies with input from FW Cook, its compensation consultant. The peer group comprises companies in medical technology, medical device, and life sciences businesses that are deemed by the committee to be reasonably comparable to the company based on revenue, net income, total employees, market capitalization and business model. In February 2009, when the compensation committee set 2009 base salaries and made 2009 equity awards, the companies in the peer group were: Beckman Coulter, Bio-Rad Laboratories, Cooper Companies, Dionex, Gen-Probe, Hologic, Immucor, Inverness Medical Innovations, Millipore, ResMed, Stericycle, Varian and VCA Antech. One of the companies in the peer group in 2008 (Invitrogen) was removed from the 2009 peer group because it was acquired by another company; and one company from the 2008 peer group (Affymetrix) was deemed too small for the 2009 peer group based on sales and market capitalization. The companies added to the 2009 peer group (Cooper Companies and Stericycle) were judged by the compensation committee to be more directly comparable to the company based on the factors described above. Certain information regarding the size and value of the peer group companies relative to the company is set forth below.

Peer Group Comparisons (1)
($ million)

		Market	Net Income	2009 P/E
	Sales	Capitalization	(2)	Ratio	Employees

Peer Group 75th Percentile	$1,637	$3,722	$160	26.3	7,400
Peer Group Median	1,138	2,455	99	23.0	5,900
Peer Group 25th Percentile	807	1,483	54	20.8	2,900
IDEXX Laboratories, Inc.	1,005	2,995	115	26.1	4,700

IDEXX Laboratories Percentile Rank (3)	88%	122%	116%	113%	80%

(1)	Information is obtained or derived from the 2008 Annual Reports on Form 10-K for the company and the companies in the peer group. The price/earnings (P/E) ratio for 2009 is obtained from Standard & Poor’s Research Insight financial data service.

(2)	Excludes extraordinary items and discontinued operations in accordance with generally accepted accounting principles.

(3)	Percentile is calculated by determining the company’s rank relative to the companies within the peer group.
Personal Benefits and Perquisites. As noted above, the provision of special perquisites and benefits to executives is inconsistent with the company’s philosophy to maintain a simple, transparent compensation structure where distinctions are made in the amount, but not the type, of compensation. Accordingly, the only benefits available exclusively to executive officers are company-funded, elective supplemental disability coverage and annual executive physical exams, which have a combined value of under $10,000 per executive. The supplemental disability coverage is provided to make available additional financial security in the case of disability and annual physical exams are provided since the health of the company’s officers is critical to their performance. The company does not provide personal services to executive officers or reimburse executive officers for any such services except that it reimburses the chief executive officer for tax return preparation and planning services not to exceed $10,000 annually without compensation committee approval. The tax return preparation and planning service is provided to the chief executive officer to maximize the amount of time that he is able to spend on company business rather than personal financial matters.
Stock Ownership and Retention Guidelines. The company maintains stock ownership guidelines to ensure that the interests of executives and directors are aligned with those of shareholders. Under these guidelines, the company’s chief executive officer is expected to hold shares of common stock having an aggregate value equal to or greater than three times his or her annual base salary, and other executive officers are expected to hold shares having an aggregate value equal to or greater than one times their annual base salaries. The compensation committee believes that the higher multiple applicable to the chief executive officer is appropriate given the greater relative scope of responsibilities and greater compensation associated with this position. In addition, executives are required to retain certain shares of common stock acquired upon exercise of stock options. Executive officers who do not yet satisfy the ownership guidelines must retain at least 50% of the shares remaining from an option exercise after payment of the exercise price and taxes, and executive officers who already satisfy the guidelines must retain at least 25% of such shares.
Executives are expected to comply with the share ownership guidelines within five years after their date of hire or promotion to executive officer. The compensation committee annually reviews the compliance of each executive officer with the guidelines. As of September 30, 2009, the committee determined that all executive officers were in compliance with the guidelines.
Change in Control Agreements. The committee believes that executive officers have a greater risk of job loss or modification as a result of a change in control transaction than other employees. Accordingly, the company has entered into change in control agreements with each of its executive officers under which they will receive certain payments and benefits upon qualifying terminations that follow a change in control. The principal purpose of these agreements is to provide executives with appropriate incentive to remain with the company before, during and after any change in control transaction by providing them with security in the event their employment is terminated or materially changed following a change in control. By providing this security, the agreements help ensure that the executives support any potential change in control transaction that may be in the best interests of the company’s shareholders, even while the transaction may create uncertainty in the executive’s personal employment situation. The committee believes that the payment of salary and benefits for two years following a qualifying termination (three years in the case of the chief executive officer) is reasonable and appropriate to achieve the desired objectives of the agreements and is consistent with market practices.

Agreements entered into before January 1, 2010 generally provide for an excise tax gross-up since the company believes that the change in control payments are appropriate excluding the effect of the excise tax and that the application of the excise tax is somewhat arbitrary as it is heavily influenced by the executive officer’s date of hire and stock option exercise history. In February 2010 the committee determined that excise gross-up provisions in any future change in control agreements entered into by the company would apply only for the first three years of the executive’s employment by the company. The specific terms of these agreements as well as estimates of amounts that would have been payable to the named executive officers if a qualifying termination had occurred as of December 31, 2009 are described on pages 36-38 under “Change in Control Agreements.”
The forms of the change in control agreements were determined solely by the compensation committee, and executive officers did not negotiate any element of the agreements with the company, except that payment of three years compensation and benefits following a qualifying termination was specifically negotiated by Mr. Ayers when he joined the company in 2002 and was incorporated in his agreement. The committee determined the form of agreement following receipt of advice from FW Cook regarding best practices in structuring these types of agreements. This advice included an analysis of the terms of change in control agreements adopted by companies within the peer group of companies. The compensation committee considered this comparison in evaluating the appropriateness of the change in control agreements since these agreements are part of the typical employment arrangements for executives within the company’s peer group and within industry generally. However, the committee made its own determination of the terms to be included in the company’s agreements. The committee annually reviews the change in control agreements and obtains updated benchmarking advice from FW Cook to assist the committee in determining whether the company should allow the agreements to renew for an additional year.
Section 162(m) Considerations. Section 162(m) of the Code disallows a tax deduction to public companies for certain compensation in excess of $1,000,000 paid to the corporation’s chief executive officer and three other officers (other than the chief financial officer) whose compensation is required to be reported to our stockholders pursuant to the 1934 Act. Certain performance-based compensation approved by the company’s stockholders, including option grants under the company’s 2009 Plan, generally is not subject to the deduction limit. Generally, section 162(m) has not been relevant to the compensation of any of the executive officers other than the chief executive officer. In 2008, the board of directors adopted and the stockholders approved the 2008 Incentive Compensation Plan, under which annual bonus awards to executive officers designated by the compensation committee as performance-based compensation are eligible to be exempt from the deduction limit. See “2008 Incentive Compensation Plan” on pages 33-34. Notwithstanding the foregoing, the compensation committee retains discretion to approve compensation payments that are subject to the Section 162(m) deduction limit to the extent the committee believes such payments are in the best interests of the company and its stockholders.
Analysis of 2009 Compensation
Base Salary. In 2009, the named executive officers other than the chief executive officer received an average base salary increase of less than 1%. Due to the economic uncertainty facing the company at the beginning of 2009, the committee decided to limit base salary increases to only those executives whose base salaries were farthest below the median of the peer group. As described above, the philosophy of the committee is that base salaries should be reasonably competitive with the market and the committee has sought to raise the salaries of these executive officers gradually over a number of years toward the market median.
Annual Cash Bonus. In February 2010, the compensation committee awarded discretionary bonuses for 2009 performance to the named executive officers. In determining bonus awards payable to all of the named executive officers, the committee first approved an overall management bonus pool based on its subjective evaluation of both 2009 financial performance versus budget and long-term shareholder value creation measured primarily by share price performance and the company’s success in achieving or making progress against the strategic and operating objectives reflected in the goals of the chief executive officer and other executive officers described below.

In establishing the bonus pool the committee reviewed the financial performance of the company as measured by revenues, operating income, earnings per share, and free cash flow relative to the company’s budget. The committee noted that revenues were slightly below budget for the year, at 98% of budget. However, through close management of operating expenses the company exceeded its budget for operating income (104% of budget), earnings per share (103% of budget), and free cash flow (101% of budget). The committee determined that the shortfall to budgeted revenues was largely caused by the continued significant weakness in the world economy, the full extent of which could not have been predicted in early 2009 when the budget was finalized. The committee noted that despite the U.S. recession the company achieved organic revenue growth of 5%. Organic revenue growth adjusts revenue in 2009 and 2008 to eliminate the impacts of changes in foreign currency exchange rates and acquisitions and divestitures.
In evaluating long-term shareholder value creation, the committee considered the company’s share price performance as well as the company’s achievement of a wide range of non-financial objectives reflected in the goals of the chief executive officer and other executive officers described below. The committee noted that the company’s stock price increased 48% during 2009, compared to an increase of 35% for both the S&P MidCap 400 Index and the MidCap 400 Healthcare Index. The committee accepted that a portion of the stock price increase related to market factors but believed that the company’s out-performance of these indexes resulted from the company’s achievement of growth and its operating expense management over the course of the year.
In determining the bonus award for Mr. Ayers, in addition to the factors described above, the committee also evaluated the performance of Mr. Ayers in achieving his individual non-financial goals developed at the beginning of 2009. Mr. Ayers’s non-financial goals for 2009 related to, among other things, stabilizing manufacture and increasing the installed base of certain recently launched products; launching new products; achieving growth in the company’s laboratory business including through operational improvements; achieving margin expansion in the IDEXX VetLab in-clinic laboratory analyzers business; increasing companion animal group sales organization productivity and reducing turnover; reviewing supply chain risks and implementing mitigation strategies; achieving milestones on significant information technology projects; evaluating and completing acquisition opportunities; maintaining strong regulatory compliance and achieving ISO 9001 recertification and environmental, health and safety targets; meeting the company’s quality objectives; and leadership development. The compensation committee also designated Mr. Ayers as the sole participant in the 2008 Incentive Compensation Plan for the 2009 fiscal year and determined that, for purposes of determining the maximum incentive payment under the 2009 Plan, operating income would be adjusted to eliminate the effects of changes in currency exchange rates and discrete items as described under “2008 Incentive Compensation Plan” on pages 33-34.
In determining individual bonus awards for the other named executive officers, in addition to the factors described above the committee also considered Mr. Ayers’s evaluation of the performance of each of the other named executive officers relative to their individual goals developed at the beginning of 2009 as a part of the company’s performance management process. Ms. Raines’s non-financial goals for 2009 related to, among other things, improving efficiency and effectiveness of the financial planning processes; supporting cost reduction initiatives across business areas; achieving a clean audit opinion on Sarbanes Oxley compliance; focusing on the company’s enterprise risk assessment; and recruiting, retaining and developing leadership talent. Mr. Powers’s non-financial goals for 2009 related to, among other things, opening new reference laboratories in targeted locations worldwide; accelerating market adoption of certain laboratory tests and integrated information products and services; ensuring customer satisfaction by achieving service level targets; executing targeted levels of profitability improvement; achieving program milestones on key information technology initiatives; and implementing planned organizational development initiatives. Mr. Dupree’s non-financial goals for 2009 related to, among other things, expanding adoption by veterinary clinics of products and services that integrate medical information management; expanding relationships with corporate accounts; maintaining strong relationships with key distributors; maintaining excellent customer support as measured by operational metrics and customer surveys; expanding marketing communications channels and client education opportunities, including launch of a redesigned corporate Web site; implementing improvements in key processes, including through new information technology systems; and recruiting, retaining and developing key staff and leadership. Mr. Williams’s non-financial goals for 2009 related to, among other things, launching new products and product enhancements and achieving other new product development milestones; improving reliability and performance on certain recently launched products; maintaining a strong relationship with strategic suppliers; refining the integrated marketing strategy for instrument products; supporting international business expansion; and retaining and developing key leadership talent. The committee considered Mr. Ayers’s evaluation of each officer’s performance relative to their respective goals and then made a subjective determination of each officer’s bonus. Differences in bonuses among the named executive officers (other than the chief executive officer) as a percentage of their respective bonus targets resulted primarily from the committee’s and the chief executive officer’s subjective consideration of each officer’s contribution to company performance during the year, each officer’s total compensation relative to officers with similar responsibilities at companies within the peer group, and internal equity among all of the company’s executive officers.

Equity Awards. In determining the size of equity awards granted to named executive officers in 2009 the compensation committee reviewed tally sheets that summarized for each named executive officer the value of outstanding vested and unvested stock options and restricted stock unit awards and the cumulative value realized by the executives upon exercise of stock options since commencement of employment. The committee also considered the total direct compensation of each of the executive officers relative to the median total direct compensation in the peer group and in the market data, although the committee did not target any particular percentage of the median total direct compensation in making these awards. The committee also reviewed an analysis of the company’s share usage and shareholder value transfer to ensure that aggregate equity awards did not result in excessive transfer of value to executives. The committee considered this information as well as Mr. Ayers’s advice regarding the prospects for long-term contribution by each of the named executive officers in making the 2009 equity awards.
Chief Executive Officer Compensation. In February 2009, the committee, at the request of Mr. Ayers, did not increase Mr. Ayers’s salary from the $700,000 annual salary he received in 2008. The committee believed this decision was appropriate due to the difficult economic conditions that existed in late 2008 and early 2009, as well as the substantial uncertainty regarding the company’s prospects for 2009 that existed at that time.
In considering the February 2009 equity award grant to Mr. Ayers, the committee sought to target Mr. Ayers’s total direct compensation near the median for the peer group. The committee therefore granted Mr. Ayers’s an annual equity award that caused Mr. Ayers’s total direct compensation to fall between the 25th percentile and the median of the peer group, which is consistent with the positioning of the Company’s other senior executives.
In February 2010 the committee awarded Mr. Ayers a bonus of $825,000 for performance during 2009. This award reflected the committee’s subjective evaluation of corporate performance as described above under “Annual Cash Bonus.” It was the view of the committee that, as chief executive officer, Mr. Ayers was most responsible for the company’s achievement of strong performance in 2009 notwithstanding the difficult prevailing economic conditions.
COMPENSATION COMMITTEE REPORT
The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis for the year ended December 31, 2009. Based on this review and discussion, the compensation committee recommended to the board, and the board has approved, that the Compensation Discussion and Analysis be included in the proxy statement for the year ended December 31, 2009.
By the compensation committee of the board of directors,
Robert J. Murray, Chairman
Thomas Craig
William T. End

EXECUTIVE COMPENSATION AND RELATED INFORMATION
Summary Compensation Table
The following table sets forth the compensation earned during 2009, 2008 and 2007 by IDEXX’s chief executive officer, chief financial officer and the three other highest-paid executive officers for IDEXX’s 2009, 2008 and 2007 fiscal year.

				Stock		Option
				Awards		Awards		All Other		Total
Name and Principal Position	Year	Salary	Bonus	(1)(2)		(1)(2)		Compensation		Compensation

Jonathan W. Ayers (3)	2009	$726,923	$825,000	$274,960		$801,824		$13,710	(4)	$2,642,417
President and	2008	700,000	675,000	341,700		918,486		13,133	(5)	2,648,319
Chief Executive Officer	2007	650,000	650,000	251,610		3,173,281		13,773	(6)	4,738,664

Merilee Raines	2009	321,923	240,000	74,995		226,876		10,596	(7)	874,391
Corporate Vice President	2008	310,000	200,000	110,027		339,365		10,071	(8)	969,464
and Chief Financial Officer	2007	290,000	225,000	99,973		295,488		2,021	(9)	912,482

Johnny D. Powers, PhD (10)	2009	270,000	200,000	87,506	(11)	264,692	(11)	48,978	(12)	871,176
Corporate Vice President, IDEXX Reference Laboratories

Thomas J. Dupree	2009	275,000	210,000	68,740		207,973		9,310	(13)	771,024
Corporate Vice President,	2008	260,000	155,000	97,783		301,661		8,050	(14)	822,495
Companion Animal Group	2007	225,000	185,000	99,973		295,488		6,750	(14)	812,211

Michael J. Williams, PhD (15)	2009	275,000	200,000	68,740		207,973		9,336	(16)	761,049
Corporate Vice President, Instrument Diagnostics

(1)	On October 25, 2007, the company’s board declared a 2-for-1 stock split effective in the form of a 100% stock dividend. The additional shares were distributed on November 26, 2007, to stockholders of record on November 5, 2007. All share amounts and share prices in this proxy statement and in the accompanying annual report, have been adjusted to reflect this stock split unless otherwise indicated.

(2)	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See Note 5 in the notes to consolidated financial statements included in the 2009 annual report for the relevant assumptions used to determine the valuation of our stock awards and stock options.

(3)	Reflects compensation Mr. Ayers received as an employee. Mr. Ayers received no additional compensation for his service as a director.

(4)	Consists of IDEXX’s matching contribution under the IDEXX retirement and incentive savings plan in the amount of $8,575, supplemental disability insurance premiums paid by IDEXX in the amount of $1,933 and reimbursement for tax preparation services in the amount of $3,202.

(5)	Consists of IDEXX’s matching contribution under the IDEXX retirement and incentive savings plan in the amount of $8,050, supplemental disability insurance premiums paid by IDEXX in the amount of $1,933 and reimbursement for tax preparation services in the amount of $3,150.

(6)	Consists of IDEXX’s matching contribution under the IDEXX retirement and incentive savings plan in the amount of $6,750, supplemental disability insurance premiums paid by IDEXX in the amount of $1,933, an executive physical paid by IDEXX in the amount of $2,000 and reimbursement for tax preparation services in the amount of $3,090.

(7)	Consists of IDEXX’s matching contribution under the IDEXX retirement and incentive savings plan in the amount of $8,575 and supplemental disability insurance premiums paid by IDEXX in the amount of $2,021.

(8)	Consists of IDEXX’s matching contribution under the IDEXX retirement and incentive savings plan in the amount of $8,050 and supplemental disability insurance premiums paid by IDEXX in the amount of $2,021.

(9)	Consists of supplemental disability insurance premiums paid by IDEXX.

(10)	Dr. Powers was hired as Corporate Vice President of IDEXX Reference Laboratories in February 2009. His initial annual salary was $300,000.

(11)	Represents stock and option awards granted to Dr. Powers in connection with his hiring in February 2009.

(12)	Consists of IDEXX’s matching contribution under the IDEXX retirement and incentive savings plan in the amount of $3,635, supplemental disability insurance premiums paid by IDEXX in the amount of $939 and reimbursement for relocation expenses in the amount of $44,404.

(13)	Consists of IDEXX’s matching contribution under the IDEXX retirement and incentive savings plan in the amount of $8,575 and supplemental disability insurance premiums paid by IDEXX in the amount of $735.

(14)	Consists of IDEXX’s matching contribution under the IDEXX retirement and incentive savings plan.

(15)	Since Mr. Williams first became a named executive office in 2009, this table includes only his 2009 compensation.

(16)	Consists of IDEXX’s matching contribution under the IDEXX retirement and incentive savings plan in the amount of $8,575 and supplemental disability insurance premiums paid by IDEXX in the amount of $761.

Grants of Plan-Based Awards
The following table sets forth each grant of an award made to the named executive officers during IDEXX’s 2009 fiscal year. All awards were made under the 2003 Plan.

			All Other	All Other
			Stock	Option		Grant
			Awards:	Awards:	Exercise/	Date
			# of	# of	Base	Fair
			Shares of	Securities	Price of	Value of
			Stock/	Underlying	Option	Stock
	Grant	Action	Units	Options	Awards	Option
Name	Date	Date (1)	(2)(4)	(3)(4)	(1)	Awards (5)

Jonathan W. Ayers (6)	2/14/2009	2/10/2009	8,000			$274,960
Jonathan W. Ayers	2/14/2009	2/10/2009		80,000	$34.37	801,824
Merilee Raines	2/14/2009	2/10/2009	2,182			74,995
Merilee Raines	2/14/2009	2/10/2009		22,636	34.37	226,876
Johnny D. Powers, PhD (7)	2/14/2009	2/10/2009	2,546			87,506
Johnny D. Powers, PhD (7)	2/14/2009	2/10/2009		26,409	34.37	264,692
Thomas J. Dupree	2/14/2009	2/10/2009	2,000			68,740
Thomas J. Dupree	2/14/2009	2/10/2009		20,750	34.37	207,973
Michael J. Williams, PhD	2/14/2009	2/10/2009	2,000			68,740
Michael J. Williams, PhD	2/14/2009	2/10/2009		20,750	34.37	207,973

(1)	On February 10, 2009, the compensation committee approved the grant of the above stock options and restricted stock units at the closing sale price of the common stock on the NASDAQ Global Market on February 13, 2009. This was the last business day prior to the February 14, 2009 grant date, which fell on a weekend.

(2)	Granted as restricted stock units that vest in equal annual installments over a five-year period commencing on the first anniversary of the date of grant.

(3)	Options become exercisable in equal annual installments over a five-year period commencing on the first anniversary of the date of grant.

(4)	Pursuant to the 2003 Plan, upon a change in control of IDEXX, each outstanding stock option or restricted stock unit award held by all employees of IDEXX, including executive officers, shall become exercisable and vested and free from restrictions as to 25% of the number of shares as to which such award would otherwise be subject to vesting or restrictions, unless the successor company in a corporate transaction (as defined in the 2003 Plan) does not assume or substitute such awards, in which case all awards granted under the 2003 Plan become fully vested and exercisable and free from restrictions. Under the change in control agreements between the company and each of its executive officers, vesting of options and restricted stock units held by each executive officer may accelerate in full in the event of a change in control of the company followed by a qualifying termination of the executive officer’s employment. See “Change in Control Agreements” on pages 36-38.

(5)	See Note 5 in the notes to consolidated financial statements included in the 2009 annual report for the relevant assumptions used to determine the valuation of our stock options.

(6)	In the event of termination of Mr. Ayers’s employment by the company other than for cause except following a change in control, his stock options and RSUs will continue to vest in accordance with their terms for two years (see “Employment Agreements” on page 35).

(7)	Dr. Powers was granted these awards in connection with his hiring as Corporate Vice President in February 2009.
In addition to the footnotes to the Summary Compensation Table and Grants of Plan-Based Awards table above, the following sections of this proxy statement further describe other material factors of the compensation and awards described in those tables. For a description of the material terms of Mr. Ayers’s employment agreement and the change in control agreements for each of the executive officers, see “Employment Agreements” on pages 35-36 and “Change in Control Agreements” on pages 36-38; for an explanation of the amount of salary and bonus in proportion to total compensation, and a description of the criteria applied in determining grants of plan-based awards, see the “Compensation Discussion and Analysis” beginning on page 22.

Outstanding Equity Awards at Fiscal Year End
The table below sets forth information with respect to unexercised options and stock that has not vested for each of the named executive officers as of the end of IDEXX’s 2009 fiscal year.

		Option Awards				Stock Awards
							Market
		# of	# of			# of	Value of
		Securities	Securities			Shares/	Shares or
		Underlying	Underlying		Option	Units	Units of
	Grant	Unexercised	Unexercised	Option	Expiration	of Stock	Stock that
	Date	Options	Options	Exercise	Date	Not	have Not
Name	(1)	Exercisable	Unexercisable	Price	(2)	Vested	Vested (3)

Jonathan W. Ayers	1/28/2002	860,320	—	$12.6000	1/28/2012
	2/06/2003	148,200	—	17.1350	2/06/2013
	2/05/2004	110,000	—	25.4500	2/04/2014
	2/03/2005	80,000	20,000	28.6550	2/02/2015
	2/14/2006	36,000	24,000	38.3350	2/13/2013
	2/14/2006					2,000	$106,900
	2/14/2007	80,000	120,000	50.0000	2/13/2014
	2/14/2007	24,000	36,000	41.9350	2/13/2014
	2/14/2007					3,600	192,420
	2/14/2008	12,000	48,000	56.9500	2/13/2015
	2/14/2008					4,800	256,560
	2/14/2009	—	80,000	34.3700	2/13/2016
	2/14/2009					8,000	427,600

Merilee Raines	2/07/2001	40,000	—	11.3438	2/07/2011
	2/12/2002	40,000	—	13.3150	2/12/2012
	2/06/2003	40,000	—	17.1350	2/06/2013
	2/05/2004	24,000	—	25.4500	2/04/2014
	2/03/2005	20,800	5,200	28.6550	2/02/2015
	2/14/2006	8,880	5,920	38.3350	2/13/2013
	2/14/2006					492	26,297
	2/14/2007	8,176	12,264	41.9350	2/13/2014
	2/14/2007					1,428	76,327
	2/14/2008	4,434	17,735	56.9500	2/13/2015
	2/14/2008					1,545	82,580
	2/14/2009	—	22,636	34.3700	2/13/2016
	2/14/2009					2,182	116,628

Johnny D. Powers, PhD (4)	2/14/2009	—	26,409	34.3700	2/13/2016
	2/14/2009					2,546	136,084

Thomas J. Dupree	3/10/2003	14,600	—	18.0250	3/10/2013
	2/05/2004	13,000	—	25.4500	2/04/2014
	2/03/2005	10,400	2,600	28.6550	2/02/2015
	2/14/2006	3,198	2,128	38.3350	2/13/2013
	2/14/2006					530	28,329
	2/14/2007	8,176	12,264	41.9350	2/13/2014
	2/14/2007					1,428	76,327
	2/14/2008	3,942	15,764	56.9500	2/13/2015
	2/14/2008					1,373	73,387
	2/14/2009	—	20,750	34.3700	2/13/2016
	2/14/2009					2,000	106,900

Michael J. Williams, PhD	1/06/2003	10,500	—	16.3900	3/10/2013
	2/05/2004	10,600	—	25.4500	2/04/2014
	2/03/2005	10,880	2,720	28.6550	2/02/2015
	2/14/2006	3,314	2,208	38.3350	2/13/2013
	2/14/2006					548	29,291
	2/14/2007	8,176	12,264	41.9350	2/13/2014
	2/14/2007					1,428	76,327
	2/14/2008	3,942	15,764	56.9500	2/13/2015
	2/14/2008					1,373	73,387
	2/14/2009	—	20,750	34.3700	2/13/2016
	2/14/2009					2,000	106,900

(1)	Options become exercisable in equal annual installments over a five-year period commencing on the first anniversary of the date of grant. Restricted stock units vest in equal installments over a five-year period commencing on the first anniversary of the date of grant.

(2)	Options granted prior to 2006 expire ten years from the date of grant, and options granted beginning 2006 expire seven years from the date of grant.

(3)	Market value is determined by multiplying the number of shares by the closing sale price of the company’s common stock at December 31, 2009.

(4)	Dr. Powers was granted these awards in connection with his hiring as Corporate Vice President in February 2009.
Option Exercises and Stock Vested
The table below sets forth information with respect to exercises of stock options and vesting of restricted stock units for the named executive officers during the 2009 fiscal year.

	Option Awards		Stock Awards
	# Shares	Value	# Shares		Value
	Acquired on	Realized	Acquired		Realized
Name	Exercise	on Exercise	on Vesting		on Vesting

Jonathan W. Ayers	1,800	$64,809	3,400	(2)	$116,858
Merilee Raines	40,000	1,670,432	1,111	(3)	38,185
Johnny D. Powers, PhD (1)	—	—	—		—
Thomas J. Dupree	—	—	1,088	(4)	37,395
Michael J. Williams, PhD	12,500	422,998	1,098	(5)	37,738

(1)	The first vesting date for the option and stock awards granted to Dr. Powers in connection with his February 2009 hire as Corporate Vice President did not occur until February 2010.

(2)	Reflects the number of shares acquired upon vesting prior to the withholding of 1,068 shares to satisfy Mr. Ayers’s tax obligations related to such vesting.

(3)	Reflects the number of shares acquired upon vesting prior to the withholding of 416 shares to satisfy Ms. Raines’s tax obligations related to such vesting.

(4)	Reflects the number of shares acquired upon vesting prior to the withholding of 408 shares to satisfy Mr. Dupree’s tax obligations related to such vesting.

(5)	Reflects the number of shares acquired upon vesting prior to the withholding of 411 shares to satisfy Mr. Williams’s tax obligations related to such vesting.
Nonqualified Deferred Compensation
The table below sets forth information with respect to voluntary contributions, earnings and distributions for the named executive officers under our Executive Deferred Compensation Plan, or Executive Plan. Cash compensation voluntarily deferred by the executive under the Executive Plan is invested in IDEXX common stock. For a description of the other material features of the Executive Plan, see “Executive Deferred Compensation Plan” on page 33.

			Aggregate		Aggregate
	Executive	Registrant	Earnings	Aggregate	Balance at
	Contribution	Contributions	Accrued in	Withdrawals/	December 31,
Name	in 2009	in 2009	2009 (1)	Distributions	2009

Jonathan W. Ayers	$—	$—	$513,849	$—	$1,581,189	(2)
Merilee Raines	—	—	—	—	—
Johnny D. Powers, PhD	—	—	—	—	—
Thomas J. Dupree	—	—	—	—	—
Michael J. Williams, PhD	—	—	112,843	—	347,208	(3)

(1)	No portion of the amounts reported in this column represent above-market or preferential interest or earnings accrued on the applicable plan and, accordingly, have not been included in a “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the 2009 Summary Compensation Table.

(2)	This amount represents the portions of Mr. Ayers’s 2004, 2005 and 2006 bonuses that he elected to defer under the Executive Plan, plus all earnings accrued thereon in subsequent years. The bonuses were paid in February 2005, 2006 and 2007, respectively, but represented compensation for 2004, 2005 and 2006, and as such those amounts were reported in the 2005, 2006 and 2007 Summary Compensation Tables, rather than on the 2009 Summary Compensation Table on pages 29-30.

(3)	This amount represents portions of Mr. Willams’s bonuses from prior years that he elected to defer under the Executive Plan, plus all earnings accrued on those contributions, prior to becoming a named executive officer in 2009.

Executive Deferred Compensation Plan
Under the company’s Executive Plan, officers of the company can elect to defer up to 100% of their annual bonus into an account deemed to be invested in a particular hypothetical investment. As of this date, the only hypothetical investment available under the Executive Plan is IDEXX common stock. Therefore, each participating officer’s investment account is denominated as a number of DSUs, equal to the compensation deferred into such account divided by the closing sale price of a share of our common stock on the date of the applicable deferral. Investment accounts are not subject to any interest or other investment returns or earnings, other than returns or earnings produced by fluctuations in the price of a share of IDEXX common stock affecting the value of the DSUs in the account. The DSUs are fully vested and nonforfeitable, since they represent compensation already earned and voluntarily deferred. Upon distribution, an officer receives a number of shares of IDEXX common stock equal to the number of DSUs in his or her account. DSUs are issued under the stockholder-approved 2009 Plan. DSUs count toward the executive’s stock ownership in determining compliance with the executive stock ownership guidelines.
An officer can elect to receive his or her distribution in either a lump sum amount or in a fixed schedule. However, except upon a change in control or in the event of an unforeseeable emergency (as defined in the Executive Plan), an officer cannot receive shares of IDEXX common stock equal to the number of DSUs in his or her account sooner than one year following termination of his or her employment with the company for any reason.
Upon a change in control of the company (as defined in the Executive Plan), any applicable deferral limitations or other restrictions on each officer’s investment account will lapse and the shares of IDEXX common stock distributed from such accounts will be deemed to have been outstanding immediately prior to the change in control.
2008 Incentive Compensation Plan
In 2008, the board adopted the 2008 Incentive Compensation Plan, or 2008 Plan, which was approved by the stockholders at our 2008 annual meeting. The 2008 Plan is intended to comply with the requirements of Section 162(m) of the Code, so that the company is able to fully deduct for federal income tax purposes payments of annual incentive compensation made to its chief executive officer and other executive officers. In general, Section 162(m) imposes a limit on the amount that may be deducted for federal income tax purposes on compensation paid to a corporation’s chief executive officer and three other officers (other than the chief financial officer) whose compensation is required to be reported to our stockholders under the 1934 Act by reason of being among the four most highly compensated executive officers (“covered employees”). This limit does not apply to compensation that is considered “performance-based” for purposes of Section 162(m). One of the conditions for compensation to be considered “performance-based” under Section 162(m) is that the material terms under which such compensation will be paid, including the performance goals, be disclosed to and approved by stockholders.
The compensation committee, which consists solely of outside directors as defined by Section 162(m), administers the 2008 Plan. Individuals eligible to participate in the 2008 Plan are the chief executive officer and any other executive officer of the company or a subsidiary selected by the committee to participate in the 2008 Plan. The committee has full power and authority, subject to the provisions of the 2008 Plan, to select the participants to whom incentive awards may be granted under the 2008 Plan; determine the terms and conditions of each incentive award, including the length of the performance period; certify the calculation of operating income and the amount of the incentive award payable to each participant for each performance period; determine the time when incentive awards will be paid; in connection with the determination of the amount of each award, determine whether and to what extent the incentive award shall be reduced based on such factors as the committee deems appropriate in its discretion; determine whether payment of awards may be deferred by participants; interpret and administer the 2008 Plan and any instrument or agreement entered into in connection with the 2008 Plan; correct any defect, supply any omission or reconcile any inconsistency in the 2008 Plan or any incentive award in the manner and to the extent that the committee deems desirable to carry the 2008 Plan or such incentive award into effect; establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the 2008 Plan; and make any other determination and take any other action that the committee deems necessary or desirable for administration of the 2008 Plan. The committee may delegate to one or more officers, or a committee of officers, of the company the authority to take actions on behalf of the committee pursuant to the 2008 Plan, to the extent such delegation is not inconsistent with applicable law or the rules of the NASDAQ Global Market or Section 162(m).

Not later than the earlier of 90 days after the beginning of each fiscal year or the expiration of 25% of the applicable performance period, the committee will (i) designate one of more performance periods, which shall be the company’s fiscal year or such other period, not to exceed five years, as the committee may establish; (ii) specify any adjustments to operating income for the performance period, and (iii) determine the participants for each performance period. In February 2009, the compensation committee designated the company’s 2009 fiscal year as the performance period and Mr. Ayers as the sole participant, and in February 2010, the committee designated the 2010 fiscal year as the performance period and Mr. Ayers again as the sole participant.
The 2008 Plan establishes limits on the maximum incentive payable to any participating individual for any performance period. For the chief executive officer, this limit is three-quarters of one percent (0.75%) of the operating income of the company for each full calendar year in the performance period. For all other individuals participating in the 2008 Plan, this limit is one-quarter of one percent (0.25%) of the operating income of the company for each full calendar year in the performance period. Subject to these limits, the committee determines the amount of each individual’s annual incentive opportunity for each year and has the discretion to reduce the annual incentive payable to such individual below the applicable limit. Operating income is the company’s consolidated operating income determined in accordance with generally accepted accounting principles in the United States and as reported in the company’s income statement included in the company’s Annual Report on Form 10-K filed with the SEC covering the applicable performance period. Operating income may be adjusted by the committee to eliminate the effects of differences between actual foreign currency exchange rates in the applicable performance period and currency exchange rates budgeted for such period, and to eliminate the effects of discrete items. Discrete items may include, without limitation, acquisition integration expenses, restructuring charges, acquisition purchase accounting adjustments, acquisition-related transaction costs, adjustments to finalized pre-acquisition contingencies, litigation-related expenses and payments, gains and losses on the disposition of assets, and non-cash write-downs.
The amount of an incentive award actually paid to a participant is determined by the committee in its sole discretion based on such factors as it deems appropriate, provided that the actual award shall not exceed the maximum incentive award with respect to such participant. Following the conclusion of each performance period, the committee will certify in writing the amount of the incentive award for each participant. The award amount shall be paid in cash or as a stock award under a stockholder-approved stock plan. Payment to each participant shall be made not later than March 15 following the end of the fiscal year in which the performance period ends, unless payment is deferred pursuant to a plan satisfying the requirements of Section 409A of the Code.
2009 Stock Incentive Plan
In February 2009, the board adopted the 2009 Stock Incentive Plan, or 2009 Plan, which was approved by the stockholders at our May 6, 2009 annual meeting. Grants of stock options and awards made to our nonemployee directors and executive officers after May 6, 2009 were granted under the 2009 Plan. No grants to our nonemployee directors or named executive officers were made under the 2009 Plan until February 2010. In 2009, several grants of stock option/awards were made under the 2009 Plan to new employees, including executive officers, upon hire.
Upon a change in control (as defined in the 2009 Plan), options and awards granted to all participants are subject to the following vesting provisions: 25% of the unvested options and awards vest and become exercisable, unless the successor company in a corporate transaction (as defined in the 2009 Plan) does not assume or substitute option awards, in which case all options granted under the 2009 Plan become fully vested and exercisable. In addition, if an optionee is terminated by the successor company without cause within two years following a change in control, then all options held by such optionee become fully vested and exercisable.
In general, options granted under the 2009 Plan are not transferable, except by will or the laws of descent and distribution, and are exercisable during the lifetime of the grantee only while he or she is serving as an employee or director of the company or, except as described below, within three months after he or she ceases to serve as an employee or director of the company; provided, however, that the board has the discretion to allow a grantee to designate a beneficiary to exercise the options upon the grantee’s death. If a grantee dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code) while serving as an employee or director, or dies within three months after ceasing to serve as an employee or director, options are exercisable within one year following the date of death or disability. Options granted to directors since February 2010 are exercisable for two years following the date of retirement, provided the director has served on the board for at least five years. Options granted to employees since February 2010 are exercisable for two years following the date of retirement, provided the employee retires from the company at or after age 60, and that the employee has been an employee of the company for at least ten years. No option is exercisable after seven years from the date of grant.

Rule 10b5-1 Plan
On November 3, 2009, Mr. Ayers adopted a securities trading plan designed to comply with Rule 10b5-1 under the 1934 Act. The plan covers a portion of a stock option granted to Mr. Ayers in January 2002 that will expire in January 2012. Under the plan, Mr. Ayers may exercise, under pre-arranged terms, options to purchase up to 600,000 shares of IDEXX common stock and sell a portion of the shares received on exercise. Of the shares acquired on exercise, Mr. Ayers will retain shares having a value equal to approximately 50% of the spread between the market price of the stock and the option exercise price, after taxes and transaction expenses. He intends to sell the remaining shares to cover the exercise price, transaction expenses and taxes and to diversify his assets. The transactions under the Rule 10b5-1 plan are expected to occur between February 2010 and January 2011 and will be disclosed publicly as they occur through Form 144 and Form 4 filings with the SEC.
Rule 10b5-1 plans permit individuals who are not in possession of material nonpublic information to establish pre-arranged plans to buy or sell company stock. These plans allow individuals to complete a plan of stock option exercises and associated stock sales gradually over a period of time with advance notification of the market, while avoiding concerns about whether they were aware of material nonpublic information at the time transactions under the plan are executed.
Executive Bonus Recovery Policy
Effective March 3, 2010, the board adopted a Policy on Recovery of Incentive Compensation in Event of Certain Financial Restatements, also known as a “clawback policy”, that applies to annual performance-based cash incentive compensation granted to executive officers on or after March 3, 2010. “Incentive compensation” means bonuses and other cash incentive payouts, whether paid or unpaid, vested or unvested, and “executive officers” are all officers subject to reporting under Section 16 of the 1934 Act.
Under the clawback policy, if the company is required to restate its financial results for any of the three most recent fiscal years completed after March 3, 2010, other than a restatement due to changes in accounting principles or applicable law, and the board or the compensation committee determines that an executive has received more performance-based cash incentive compensation for the relevant fiscal year than would have been paid had the incentive compensation been based on the restated financial results, the board or compensation committee will take such action in its discretion that it determines appropriate to recover the cash incentive compensation that would not have been paid or awarded to the executive.
The clawback policy only applies to an executive if the board or compensation committee determines that the executive has engaged in fraud or willful misconduct that caused or partially caused the restatement. The board or compensation committee has the sole discretion to determine whether an executive has engaged in such conduct.
Employment Agreements
In connection with the hiring of Mr. Ayers as president, chief executive officer and chairman of IDEXX, the company granted Mr. Ayers options to purchase 900,000 shares of IDEXX common stock and entered into an agreement with Mr. Ayers that provided for a target bonus equal to 100% of his base salary, with actual bonus dependent on the achievement of personal and corporate goals. Under the agreement with Mr. Ayers, if Mr. Ayers’s employment is terminated at any time by the company other than for cause (except within two years following a change in control), the company will pay Mr. Ayers his base salary and continue to provide him with benefits (medical, dental and life insurance) for two years following such termination. In addition, his stock options and RSUs will continue to vest in accordance with their terms during such two-year period. Under Mr. Ayers’s employment agreement, “cause” is defined as willful, material misconduct, gross negligence in the performance of his duties, or breach of either his invention and non-disclosure agreement or non-compete agreement with the company. If Mr. Ayers’s employment is terminated by the company other than for cause or by Mr. Ayers for good reason (each as defined in his change in control agreement as described on pages 36-38) within two years following a change in control, he will receive the payments and benefits described under “Change in Control Agreements” on pages 36-38. In connection with his hiring, Mr. Ayers also executed the company’s standard non-compete agreement and invention and non-disclosure agreement, the terms of which are described on page 37.
Except for the change in control agreements described below, the company does not have any agreements with any other executive officers providing for the payment of severance benefits to such officers upon a termination of employment with the company for any reason.

The following table describes potential payments to Mr. Ayers under the employment agreement described above, assuming he was terminated without cause on December 31, 2009. The actual amounts to be paid out can only be determined in the event of and at the time of such executive’s actual termination.
Potential Termination Payments

			Accelerated
			Vesting of
	Salary (1)	Benefits (1)	Equity Awards (2)	Total

Jonathan W. Ayers	$1,400,000	$30,464	$2,556,080	$3,986,544

(1)	The executive’s salary and benefits will be paid by the company. Salary and benefits are calculated by multiplying by two the annual salary and benefits in effect on December 31, 2009.

(2)	Mr. Ayers’s stock options and RSUs would continue to vest in accordance with their terms for two years following termination. Represents the intrinsic value of accelerated equity awards (stock options and RSUs) that would vest in the event of a termination without cause, calculated based on the exercise price of the underlying awards and the closing sale price of the company’s common stock as of December 31, 2009.
Change in Control Agreements
The Company has entered into executive employment agreements (the “change in control agreements”) with its current executive officers providing for the company to make certain payments and provide certain benefits to the executive officers upon a qualifying termination of employment that follows a change in control of the company, as described further below. The change in control agreements for all of the executive officers are identical except as described below. For a further discussion of the company’s reasons for having change in control agreements, refer to the discussion of change in control agreements in the Compensation Discussion and Analysis beginning on page 22.
The change in control agreements become effective upon a change in control of the company, which will occur generally upon (a) the acquisition by any person of 30% or more of the shares of common stock or combined voting power of the company’s outstanding securities, (b) a change in the composition of the company’s board of directors over a 24-month period such that a majority of the board no longer consists of incumbent directors or directors nominated or elected by incumbent directors, (c) a reorganization, merger, consolidation, or sale or other disposition of all or substantially all of the assets of the company (a “business combination”), unless immediately following such business combination (i) the stockholders of the company immediately prior to such business combination own more than a majority of the outstanding shares of common stock and the combined voting power of the company’s outstanding voting securities of the corporation resulting in the business combination in substantially the same proportion as their ownership immediately prior to the transaction, (ii) no person owns 20% or more of the stock of the corporation resulting from the business combination, and (iii) at least half of the members of the board of the company resulting from the business combination were members of the board at the time of the agreement providing for such business combination, or (d) approval by the stockholders of a complete liquidation or dissolution of the company or sale of substantially all of the assets of the company.
Following a change in control, the company may not generally reduce an executive officer’s annual base salary or target bonus, or the aggregate benefits to which the executive officer is entitled under incentive plans and welfare benefit plans, below the level to which the executive officer was entitled prior to the change in control.
For a period of two years following a change in control, if the employment of an executive officer is terminated by the company without cause, as defined below, or by the executive officer for good reason, as defined below, then the company shall provide the following payments and benefits to the executive officer: (1) a prorated payment of the executive officer’s target bonus for the portion of the year of termination prior to the date of termination, (2) an amount equal to two times (three times in the case of Mr. Ayers) the sum of the executive officer’s annual base salary plus the average bonus received by the executive officer for the three full fiscal years preceding the change in control, and (3) the continuation of life insurance, disability insurance, medical and dental coverage, and other benefits for a period of two years (three years in the case of Mr. Ayers) following the date of termination. The company will also reimburse the executive officer up to $25,000 for expenses incurred in connection with outplacement services and relocation costs in connection with obtaining new employment outside the State of Maine until the earlier of 24 months from termination of the executive officer’s employment or the date he or she secures full time employment.

Upon a change in control, each outstanding stock option, restricted stock unit, or other equity award, each of which is referred to as an equity award, held by an executive officer shall become immediately exercisable or vested as to 25% of the number of shares as to which such equity award otherwise would not then be exercisable or vested. Following a termination of the executive officer’s employment by the company within two years following a change in control other than for cause or by the executive officer for good reason, all equity awards held by the executive officer shall become fully exercisable and vested. In addition, the 2009 Plan provides that all equity awards become fully vested and exercisable in the event a successor company in a corporate transaction does not assume or substitute option awards.
Under the change in control agreements, “cause” is defined as the willful failure of the executive to substantially perform the executive’s duties with the company, or the willful engaging by the executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the company. Under the change in control agreements, “good reason” is defined as (a) any material diminution in the executive officer’s duties or responsibilities, (b) any reduction in the executive officer’s base salary or target bonus, or the aggregate benefits to which the executive officer is entitled under incentive plans and welfare benefit plans, below the level to which the executive officer was entitled prior to the change in control, (c) a reduction in vacation benefits, (d) relocation or a requirement of substantially greater travel, or (e) certain breaches by the company of the change in control agreement. Under the change in control agreements with Messrs. Ayers and Deady and Ms. Raines, if any of such executive officers does not hold the same position with the entity that survives the change in control, then good reason shall be deemed to exist.
If payments to an executive officer under their change in control agreement cause the executive officer to be subject to an excise tax under Section 4999 of the Code, the company will pay the officer an additional amount that would, net of any taxes or penalties (including excise taxes) on such additional amount, allow the executive officer to retain the amount he or she would have received had he or she not been subject to the excise tax under Section 4999. However, if the payments to the executive officer are no more than 110% of the maximum amount of payments that the executive officer could receive under the change in control agreement without becoming subject to the excise tax, then no “gross-up” payment will be made and the payments to the executive officer shall be reduced to such maximum amount.
As a condition of receipt of any benefits under the change in control agreements, the executive officer will be required to sign a customary release prepared by and provided by the company and to abide by the provisions thereof. The release will contain a release and waiver of any claims the executive or his or her representatives may have against the company and its officers, directors, affiliates and/or representatives, and will release those entities and persons from any liability for such claims including, but not limited to, all employment discrimination claims.
Each of the change in control agreements automatically renews for a period of one year, unless the company has provided notice to the executive officer within 120 days prior to the renewal date indicating that the change in control agreement will not be extended. The change in control agreements are currently effective through September 30, 2010.
The change in control agreements do not supersede the standard non-compete agreements and invention and non-disclosure agreements between each executive and the company. The non-compete agreements provide that for a period of two years after voluntary termination by the executive or termination by the company with cause, the executive may not engage in any business enterprise that competes with the company or recruit, solicit or induce any employee of the company to terminate their employment with the company. The invention and non-disclosure agreements include standard provisions that all developments made or conceived by the executive during his or her employment by the company shall be the sole property of the company and that the executive will not disclose or use for his or her own benefit or the benefit of others the company’s proprietary information.
The following table describes potential payments to each of our named executive officers under the change in control agreements described above. The table assumes a change in control occurred and the officer’s employment was terminated by the company without cause or by the officer for good reason on December 31, 2009. The actual amounts to be paid out can only be determined in the event of and at the time of a change in control and a qualifying termination of each executive officer.

Potential Change in Control Payments

						Accelerated
		Multiple of				Vesting of	Excise
		Average	Pro-rated	Benefits	Out-	Equity	Tax
Name	Salary(1)	Bonus (1)	Bonus (1)	(1)	placement	Awards (2)	Gross-Up	Total

Jonathan W. Ayers (3)	$2,100,000	$1,975,000	$700,000	$45,696	$25,000	$4,197,080	$2,329,917	$11,372,693
Merilee Raines	620,000	416,667	186,000	10,109	25,000	1,093,362	—	2,351,137
Johnny D. Powers, PhD	600,000	360,000	180,000	30,356	25,000	639,967	530,203	2,365,527
Thomas J. Dupree	530,000	310,000	159,000	29,540	25,000	918,704	494,834	2,467,078
Michael J. Williams, PhD	530,000	290,000	159,000	29,641	25,000	923,850	489,763	2,447,254

(1)	Salary and bonus payments shall be paid in a lump sum within 30 days of the date of termination. Benefits shall be paid by the company over the period stated in note (3).

(2)	Represents the intrinsic value of accelerated equity awards (stock options and RSUs), calculated based on the exercise price of the underlying awards and the closing sale price of the company’s common stock as of December 31, 2009.

(3)	Amounts for Mr. Ayers are three times his salary, three times his average annual bonus for the prior three years, and payment of benefits for three years. The amounts for all other executive officers represent two years of such payments and benefits.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The audit committee oversees the company’s financial reporting process, internal controls, and audit functions on behalf of the board of directors and operates under a written charter adopted by the board. The members of the audit committee are independent directors, as defined by its charter and the rules of the NASDAQ Global Market.
Management is responsible for the financial statements and the reporting process, including the system of internal controls. PricewaterhouseCoopers LLP, or PwC, the company’s independent registered public accounting firm, is responsible for expressing an opinion as to whether these financial statements are presented fairly, in all material respects, in conformity with accounting principles generally accepted in the United States of America. In addition, PwC will express its own opinion on the effectiveness of the company’s internal control over financial reporting.
In performing its oversight responsibilities, the audit committee reviewed and discussed with management and PwC the audited consolidated financial statements of the company as of and for the year ended December 31, 2009, management’s assessment of the effectiveness of the company’s internal control over financial reporting, and PwC’s evaluation of the company’s internal control over financial reporting. The audit committee also discussed with PwC their judgment as to the quality, not just the acceptability, of the company’s accounting principles and such other matters as are required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
In addition, the audit committee has discussed with the independent auditors the auditors’ independence from management and the company, including the matters in the written disclosures and letter from the independent auditors to the audit committee pursuant to the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The audit committee also has considered whether the provision of nonaudit related services by the independent auditors is compatible with maintaining the independent auditors’ independence.
Based on the reviews, discussions and representations from management referred to above, the audit committee recommended to the board of directors (and the board has approved) that the audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.
By the audit committee of the board of directors,
Brian P. McKeon, Chairman
Rebecca M. Henderson, PhD
Barry C. Johnson, PhD

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY
PROPOSALS, NOMINATION OF DIRECTORS AND OTHER BUSINESS OF STOCKHOLDERS
Stockholder proposals submitted pursuant to Rule 14a-8 under the SEC rules for inclusion in our proxy materials for our 2011 annual meeting of stockholders must be received by our corporate secretary at the address written in the next paragraph, by November 25, 2010. The deadline to submit a proposal for inclusion in our proxy materials for the 2010 annual meeting has passed.
Our amended and restated bylaws also establish an advance notice procedure that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders outside of the process under Rule 14a-8 described above. These procedures provide that nominations for director and/or an item of business to be introduced at an annual meeting of stockholders must be submitted in writing to the corporate secretary of IDEXX at One IDEXX Drive, Westbrook, Maine 04092. Our amended and restated bylaws provide that stockholder proposals must include certain information regarding the nominee for director and/or the item of business. We must receive the notice of your intention to introduce a nomination or proposed item of business at our 2011 annual meeting, and all supporting information, no earlier than January 5, 2011 and no later than February 4, 2011, assuming the annual meeting is between April 15, 2011 and July 4, 2011, as is currently expected.
OTHER MATTERS
The board of directors knows of no other matters to be presented for stockholder action at the annual meeting. If, however, other matters do properly come before the annual meeting or any adjournments or postponements thereof, the board intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.
The board of directors hopes that you will attend the annual meeting. Whether or not you plan to attend the annual meeting, you are urged to complete, date, sign and return the enclosed proxy in the accompanying envelope, or vote via the Internet or by telephone at your earliest convenience. If you attend the annual meeting, you can still vote your stock personally even though you may have already sent in your proxy.
By order of the board of directors,

Conan R. Deady, Secretary
March 24, 2010

ANNUAL MEETING OF STOCKHOLDERS OF
IDEXX LABORATORIES, INC.
May 5, 2010

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.
Vote online/phone until 11:59 PM EST the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of meeting, proxy statement and proxy card are available at www.idexx.com/proxymaterials

ê Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ê

■	20330000000000000000 9	050510

  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S).
IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors. To elect the three Class III directors listed in the proxy statement for three-year terms (Proposal One);

NOMINEES:
☐	FOR ALL NOMINEES	O O	Jonathan W. Ayers Robert J. Murray
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	O	Joseph V. Vumbacco

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

	FOR	AGAINST	ABSTAIN
2.
Ratification of Appointment of Independent Registered Public Accounting Firm. To ratify the selection by the audit committee of the board of directors of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year (Proposal Two); and
	☐	☐	☐

3.
Other Business. To conduct such other business as may properly come before the annual meeting or any adjournments or postponements thereof, including approving any such adjournment or postponement, if necessary. Please note that at this time we are not aware of any such business, and the time has passed for pre-senting any stockholder proposals pursuant to the company’s amended and restated bylaws or pursuant to Rule 14a-8 of the Securities and Exchange Commission rules.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
■

☐	■
IDEXX LABORATORIES, INC.
Proxy for Annual Meeting of Stockholders
To Be Held on May 5, 2010
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
The undersigned, revoking all prior proxies, hereby appoint(s) Jonathan W. Ayers, William T. End and Conan R. Deady, and each of them, with full power of substitution, as proxies to represent and vote, as designated herein, all shares of Common Stock of IDEXX Laboratories, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Portland Marriott Hotel, 200 Sable Oaks Drive, South Portland, Maine, on Wednesday, May 5, 2010 at 10:00 a.m., local time, and at any adjournment thereof.
In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.
(Continued and to be signed on the reverse side)

■	14475 ■